UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2017

Commission File No. 1-9924

__________________________________

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Plans Administration Committee
388 Greenwich Street, 15th Floor
New York, NY 10013

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Citigroup Inc.
388 Greenwich Street
New York, NY 10013

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Financial Statements and Supplemental Schedule
December 31, 2017 and 2016
(With Report of Independent Registered Public Accounting Firm Thereon)

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Financial Statements and Supplemental Schedule
December 31, 2017 and 2016

*	Other schedules required by Form 5500 which are not applicable have been omitted

Report of Independent Registered Public Accounting Firm

To the Plan Participants and Plan Administrator of
The Citi Retirement Savings Plan for Puerto Rico:

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Citi Retirement Savings Plan for Puerto Rico (the Plan) as of December 31, 2017 and 2016, the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively, the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2017 and 2016, and the changes to net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Accompanying Supplemental Information

The accompanying Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2017, has been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental information is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information, is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ KPMG LLP

We have served as the Plan's auditor since 2001.

New York, New York
June 11, 2018

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Statements of Net Assets Available for Benefits
December 31, 2017 and 2016

	2017	2016
Assets:
Investments, at fair value	$33,744,479	$28,919,409
Investments in fully benefit-responsive investment contracts,
at contract value	1,887,361	1,936,212
Total investments	35,631,840	30,855,621
Receivables:
Employer contributions	1,197,140	1,203,121
Interest and dividends	9,717	7,470
Receivable for securities sold	2,808	23,583
Participant contributions	1,079	254
Participant loans	1,380,174	1,278,707
Other	—	973
Total receivables	2,590,918	2,514,108
Total assets	38,222,758	33,369,729
Liabilities:
Payable for securities purchased	23,547	23,969
Payable for trustee and administrative fees	19,457	9,990
Total liabilities	43,004	33,959
Net assets available for benefits	$38,179,754	$33,335,770
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2017 and 2016

	2017	2016
Additions to net assets attributable to:
Investment income :
Dividends	$100,737	$158,434
Interest	72,940	73,082
Net appreciation in fair value of investments	5,304,984	2,250,070
Net investment income	5,478,661	2,481,586
Interest income from loans receivable from participants	57,279	57,905
Contributions:
Employer	1,196,874	1,203,387
Participants	1,285,707	1,209,580
Rollover	52,469	119,330
Total contributions	2,535,050	2,532,297
Total additions to net assets	8,070,990	5,071,788
Deductions from net assets attributable to:
Distributions to participants	3,153,742	2,140,915
Trustee and administrative expenses	50,197	49,115
Dividends paid directly to participants	23,067	11,363
Total deductions from net assets	3,227,006	2,201,393
Net increase	4,843,984	2,870,395
Net assets available for benefits at:
Beginning of year	33,335,770	30,465,375
End of year	$38,179,754	$33,335,770
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2017 and 2016

(1)	Description of the Plan
The following brief description of the Citi Retirement Savings Plan for Puerto Rico (the Plan) is provided for general information purposes only. Participants should refer to the Plan's Summary Plan Description and legal plan document for a more complete description of the Plan.

(a)	General
The Plan was established in 2001 and is a defined contribution plan designed to encourage savings on the part of eligible employees. The Plan covers eligible employees of Citibank, N.A., a subsidiary of Citigroup Inc., (the Company) and its affiliates who primarily reside and work in Puerto Rico. Citibank, N.A. is the Plan Sponsor. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Puerto Rico Internal Revenue Code of 2011 (PRIRC). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations. As a result, the Plan's fiduciaries may be released from liability for any losses that result from the participant's individual investment decisions.
Banco Popular de Puerto Rico (Banco Popular) is the trustee of the Plan. For the year ended December 31, 2016 and through January 31, 2017, Plan investments, including the Citigroup Common Stock Fund, were held at State Street Bank & Trust Company, the custodian. Effective February 1, 2017, Bank of New York Mellon became the custodian of the Plan. The Plan is administered by Alight Solutions Inc., a third‑party administrator.

(b)	Eligibility
Eligible employees generally include employees performing services for the Company and employees of participating subsidiaries, who are considered bona fide residents of Puerto Rico or who perform services primarily in Puerto Rico, as defined in the Plan document.
Full‑time employees or part‑time employees scheduled to work 20 or more hours a week are eligible to participate on the first day of the first pay period after the participant becomes an employee of the Company.
Part‑time employees scheduled to work fewer than 20 hours a week are eligible to participate in the Plan on January 1 or July 1 after the employee is credited with at least 1,000 hours of service during the first 12 months with the Company or at least 1,000 hours of service in any calendar year beginning after the employee’s date of hire.

(c)	Employee Contributions
Eligible employees may defer on a before-tax and/or Roth basis a portion of their eligible pay, which generally includes overtime, commissions, shift differential pay, and periodic incentive bonuses, reduced each pay period, as a before‑tax contribution deferral in any 1% increment, by an amount up to 50% of their eligible compensation in a whole percentage up to the maximum permitted by law, plus an additional catch‑up contribution, if eligible (in whole percentages but not exceeding 49% of pay).
Newly hired and rehired eligible employees are automatically enrolled in the Plan at a 6% before-tax contribution rate unless they otherwise enroll themselves or opt out of the Plan. Participants who are automatically enrolled in the Plan, but do not make an investment election, are invested in the Plan’s default investment, which is the Plan’s “target retirement date” fund consistent with the participant’s projected year of retirement. Further, unless the participant elects a different rate, for employees who

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2017 and 2016

are automatically enrolled, their contribution rate is automatically increased by 1% until they reach a before-tax contribution rate of 15%.
Catch‑up contributions are permitted in accordance with Section 1081.01(d)(7) of the PRIRC. Participants who are over age 50 by the Plan year‑end can contribute up to 49% of their eligible pay up to applicable statutory limit. There is no automatic enrollment for catch‑up contributions.

(d)	Employer Contributions
During 2017 and 2016, employer contributions consisted of three components: the Company matching contribution, fixed contribution, and transition contribution.
The Company matching contribution was equal to 100% of the participant’s before-tax contributions up to 6% of the participant’s eligible compensation in 2017 and 2016 (up to the annual compensation maximum set by the PRIRC for 2017 and 2016, respectively) for eligible employees at all compensation levels. Company matching contributions did not exceed the lesser of the participant’s contribution or 6% of the participant’s eligible compensation up to the statutory limit. Catch‑up contributions are not subject to matching contributions, but may be reclassified as before-tax contributions if the participant has not reached 6% of before-tax contributions. Participants must contribute to the Plan to receive Company matching contributions.
A fixed contribution of up to 2% of eligible pay is credited to the Plan accounts of eligible employees whose qualifying annual compensation, as defined in the Plan is $100,000 or less.
An annual transition contribution is credited to the Plan accounts of certain employees who were eligible to receive benefits under the Plan, the Citigroup Pension Plan, and the Citigroup Ownership Program in 2007, prior to the plans’ redesign. If an employee’s total benefit opportunity under the three programs was greater than his or her benefit opportunity under the Plan, an additional transition contribution is credited. Participants receiving this transition contribution generally have long service and must be continuously employed by the Company since December 31, 2006.
At December 31, 2017 and 2016, the employer contribution receivable was $1.20 million, respectively. Company contributions relating to 2017 and 2016 were received and credited to participant accounts during the first quarter of 2018 and 2017, respectively.

(e)	Participant Accounts
The Plan maintains a separate account for each participant, to which contributions, expenses, investment gains and losses are allocated.
Participants may elect to invest their deferral contributions, Company contributions, and account balance, among the investment fund options offered under the Plan in whole increments of 1%.
A participant may elect to suspend or resume his or her contributions, subject to the Plan’s notice requirements. In addition, a participant may change the rate of his or her contributions, subject to the Plan’s notice requirements, and may elect to change the allocation of future contributions among the funds daily. A participant may also elect to transfer the value of his or her contributions in whole increments of 1% to other Plan investment funds, subject to certain restrictions.
Changes requested by participants are implemented as soon as administratively practicable, in accordance with the Plan document.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2017 and 2016

(f)	Rollover and Transfer Contributions
The Plan permits participants to have their interests in other Puerto Rico qualified plans rolled over to the Plan. However, rollovers from an Individual Retirement Account (IRA) are not permitted under Puerto Rico law. Transfers or rollovers to the Plan may only be made with the approval of the Plan’s management and do not affect any other contributions made by or on behalf of a participant.
Of the participant contributions reported in 2017 and 2016, $52,469 and $119,330, respectively, related to rollover contributions into the Plan.

(g)	Investment Options
Plan assets are held in a trust fund and are invested in the investment options offered under the Plan at the direction of Plan participants, in accordance with the Plan document.
In general, Plan participants may move a portion or all of their account balances among the Plan’s investment options through a fund transfer, reallocation or rebalance, generally not more frequently than once every seven calendar days. An exception to this rule is that they may move a portion or all of their account balances into the BlackRock Cash Funds: Treasury at any time. However, once a participant moves his or her Plan assets into that fund, he or she cannot move Plan assets out of the fund for seven calendar days.
In addition, Plan participants may not move an investment in the BNY Mellon Stable Value Fund (see note 3) through a fund transfer, reallocation or rebalance directly into any of the two investment options that are considered competitors of the BNY Mellon Stable Value Fund - the BlackRock Cash Funds: Treasury and the BFA LifePath Index Retirement Fund. The BFA LifePath Index Retirement Fund is not considered a money market fund or stable value fund. This restriction on transfers enables the BNY Mellon Stable Value Fund to secure higher yielding, fixed income investments intended to preserve principal and earned interest.
If a Plan participant moves a portion or all of his account balance from the BNY Mellon Stable Value Fund through a fund transfer, reallocation, or rebalance into any investment option other than the two competing investment options named above, the amount moved must remain invested in a noncompeting investment option for at least 90 days before it can be moved into one of the two competing investment options.
These restrictions are subject to change at any time depending on generally applicable Plan rules or the requirements of the funds.
To the extent required by the compliance procedures of a mutual fund to ensure the fund’s adherence to the market timing rules mandated by the Securities and Exchange Commission and upon request by a mutual fund, the Plan may provide reports to the fund detailing Plan participants’ trading activity in that particular fund. The Company also may restrict the ability of certain Plan participants to invest in or divest from the Citigroup Common Stock Fund.
In general, no investment-related transaction costs are associated with the Plan, though the funds have the right to impose redemption fees, should they decide to do so.
The Plan does not directly participate in securities lending programs; however, there are investment funds that engage in securities lending which are available to Plan participants. The investment manager for an investment option determines the terms of, and the extent to which, securities lending is used.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2017 and 2016

Engaging in securities lending is intended to benefit Plan participants investing in such investment offering.
Effective June 1, 2016, WAMCO High Yield was eliminated as a component of the High Yield Bond Fund and replaced by BlackRock High Yield and Prudential High Yield. Additionally, the weighting for the High Yield Bond Fund was changed to 40% T. Rowe Price, 40% BlackRock and 20% Prudential.
Effective November 30, 2016, the Large Cap U.S. Equity Fund was eliminated and all assets were transferred to the SSgA S&P 500 Index Fund.
Effective March 1, 2017, the Large Cap Non-U.S. Equity Fund was restructured, eliminating the DFA International Value IV and DFA Emerging Markets II components, and adding WCM Focused Growth International, Lazard International and the Schroder Multi Cap International Fund. Additionally, the weighting for the Large Cap Non-U.S. Fund was changed to 25% for each component strategy.
Effective May 22, 2017, the BlackRock T-Fund was eliminated and replaced by the BlackRock Cash Funds: Treasury.
Effective September 22, 2017, the Small Cap U.S. Equity Fund was restructured, eliminating the Numeric Small Cap Growth component, and adding T. Rowe Price Small Cap Growth and LA Capital Small Cap Growth. Additionally, the weighting for the Small Cap U.S. Fund was changed to 25% for each component strategy.
Effective March 29, 2018, State Street Global Advisors (SSgA) was replaced by BlackRock as the manager for the S&P 500 Index Fund, Russell 2000 Index Fund, S&P Midcap 400 Index Fund, Russell 3000 Index Fund, MSCI EAFE Index Fund, MSCI Emerging Markets Index Fund, Bloomberg Barclays US TIPS Index Fund and the Bloomberg Roll Select Commodity Index Fund.
Effective March 29, 2018, the SSgA Diversified Bond Fund was eliminated as an investment option and the assets were transferred to the BlackRock US Bond Fund.

(h)	Vesting
The rights of a participant to his or her own contributions and any earnings thereon are at all times fully vested and nonforfeitable.
Company fixed and transition contributions, as described in note 1(d), vest according to the following schedule:

•	Upon completion of three years of service, any fixed and/or transition contributions made on a participant’s behalf will be immediately vested;

•	If a participant reaches age 55, dies or becomes disabled while in service;

•	In the case of a full or partial termination of the Plan or complete discontinuance of contributions under the Plan.
Once a participant is vested in his or her Company contributions, those contributions are available for distribution or rollover once he or she leaves the Company or is otherwise eligible to take a distribution, as more fully described in notes 1(k) and (l).

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2017 and 2016

(i)	Forfeited Accounts
Forfeitures may be used to offset expenses of the Plan. During 2017 and 2016, $1,104 and $6,686, respectively, of forfeitures were used to offset Plan expenses. As of December 31, 2017 and 2016, unallocated forfeitures were $2,152 and $2,486, respectively.

(j)	Loans Receivable from Participants
Subject to the Plan’s provisions and the requirements contained within ERISA and PRIRC, participants may apply for up to two loans from the Plan at a fixed annual interest rate equal to the prime rate, as published in The Wall Street Journal for the fifteenth business day of the month in which the loan application is initiated, plus 1%. Loans may be made for a minimum amount of $1,000, the maximum of which would be the lesser of 50% of the participant’s vested account balance or $50,000, less the highest outstanding loan balance in the previous twelve months. Loans receivable from participants as of December 31, 2017 and 2016, bore interest rates from 4.25% to 5.25%.
Loans receivable from participants are valued at unpaid principal plus any accrued but unpaid interest.
Loan repayments by participants who are employed by the Company are generally made through after‑tax payroll deductions. Manual loan repayments by participants who are no longer employed by the Company and who are eligible to make manual loan repayments are submitted directly to Alight Solutions, Inc.. Loan terms range from 1 to 5 years for general‑purpose loans or up to 20 years for the purchase of a primary residence.
Each loan is secured through the vested balance in the participant’s Plan account. If a participant defaults on his or her loan by failing to make timely repayments, the outstanding principal and interest due on the loan is treated as a deemed distribution and reported as a taxable distribution to the participant as soon as administratively practicable in the year of default. If the participant has an outstanding loan and takes a distribution of his or her Plan benefit, the outstanding principal and interest due on the loan is deducted from the account balance before an amount is distributed to the participant.
A participant applying for a loan through the Plan will be charged a $50 loan application fee. The loan application fee is nonrefundable and will be used to offset the administrative expenses associated with the loan. The fee will be deducted from the participant’s Plan account at the time his or her loan request is processed.

(k)	Withdrawals
Prior to termination of employment, a participant may withdraw, subject to the Plan’s notice requirements, all or a portion of the vested value of his or her participant account if the participant has attained age 59½ or becomes totally and permanently disabled, or a certain portion of the value of his or her participant account in the event of demonstrated financial hardship, subject to the Plan’s provisions. Withdrawals to which a participant is entitled are the amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Withdrawals from the Citigroup Common Stock Fund may be paid in either shares of common stock or cash at the discretion of the participant, with the exception of a hardship withdrawal, which must be paid in cash. Fractional shares and withdrawals from other funds are paid in cash.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2017 and 2016

(l)	Distributions
A participant, after leaving the Company, can have the total of his or her vested account distributed in accordance with the provisions of the Plan.
If the value of a participant’s account equals or exceeds $5,000, the participant may elect to defer the commencement of his or her distribution until his or her normal retirement age, age 65, or may request a distribution at any time in the form of a lump‑sum payment or installments. The value of this distribution will be based on the value of the participant’s vested account at the valuation date that coincides with the distribution, to the extent administratively practicable. If the value of a participant’s account is less than $5,000, the Plan will distribute the participant’s account upon termination of employment.
Distributions to which a participant is entitled are the vested amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Distributions from the Citigroup Common Stock Fund may be paid in either shares of common stock or cash at the discretion of the participant. Fractional shares and distributions from other funds are paid in cash.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Accounting
The accompanying financial statements have been prepared under the accrual basis of accounting.

(b)	Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires the Plan’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, changes therein, and disclosure of contingent assets and liabilities at the date the financial statements are prepared. Actual results could differ from those estimates and assumptions. Significant estimates inherent in the preparation of the financial statements include the fair value of investments.

(c)	Investment Valuation and Income Recognition
Investments held by the Plan are generally stated at fair value with the exception of fully benefit-responsive investment contracts, which according to GAAP are stated at contract value.
Cash equivalents and short-term investments are valued at cost, which approximates fair value.
Equity investments traded on national securities exchanges are valued at their closing market prices. When no trades are reported, they are valued at the most recent bid quotation; securities traded in the over‑the‑counter market are valued at their last sale or bid price. This includes U.S. and non‑U.S. equities in separately managed accounts.
The shares of common stock held by the Citigroup Common Stock Fund are valued at the last reported sale price on the New York Stock Exchange on the last business day of the year.
Mutual funds are valued at the net asset value (NAV) reported in the active market where the fund is traded on a daily basis.
Collective trust funds are valued based on NAV. In 2016, these investments were re-evaluated and determined to have readily determinable fair values as compared to being valued at fair value using

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2017 and 2016

NAV as a practical expedient. Participant‑directed redemptions from these collective trust funds generally can be made daily, subject to a Plan imposed 7‑day minimum holding period on investments (other than BNY Mellon Stable Value Fund related investments which have a longer holding period). There were no unfunded commitments as of December 31, 2017.
Purchases and sales of investments are recorded on a trade-date basis. Securities purchased or sold near year-end may result in payments on these securities not being made or received until after the Plan’s year-end. The amounts of such payments are recorded as payables or receivables as of year-end in the statements of net assets available for benefits. Interest income is recorded as earned on the accrual basis. Dividend income is recorded on the ex-dividend date.

(d)	Fair Value of Other Assets and Liabilities
The carrying value of other assets and liabilities approximates fair value because of the short-term nature of these items.

(e)	Payment of Benefits
Benefits are recorded when paid.

(3)	Guaranteed Investment Contracts
The Plan’s BNY Mellon Stable Value Fund (Fund) is a custom investment vehicle that invests in fully benefit‑responsive investment contracts, including traditional GICs, synthetic GICs and separate account GICs issued by insurance companies.
Traditional GICs are investment contracts backed by the general assets of the issuer. The issuer agrees to provide the Fund with a guaranteed interest rate on the Fund’s investment for a specified period of time. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. At December 31, 2017 and 2016, the Plan did not have any traditional GICs.
Synthetic GICs consist of two parts: underlying investments, generally fixed-income-related securities owned directly by the Plan and a “wrapper” contract purchased from an insurance company. The wrapper contract guarantees full payment of principal and interest. The wrapper contracts are obligated to provide an interest crediting rate of not less than zero. The wrapper contract amortizes the realized and unrealized gains and losses on the underlying fixed income investments, typically over the duration of the investments, through adjustments to the future interest crediting rate. These investments are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.
Separate account GICs are investment contracts in a segregated account backed by the general assets of the issuer for the benefit of the investors. The total return of the segregated account assets supports the separate account GICs return. The credited rate on this product will reset periodically and it will have an interest rate of not less than zero. During 2017, the Plan disposed of its separate account GICs.
There are no reserves against contract value for credit risk of the contract issuers or otherwise.
An investment contract is considered fully benefit‑responsive if all of the following criteria are met:

•	The investment contract is between the Fund and the issuer and the contract cannot be sold or assigned.

•
The contract issuer must be obligated to repay principal and interest to participants in the Fund or provide prospective crediting rate adjustments that cannot result in an interest crediting rate less than zero.

•	All permitted participant‑initiated transactions occur at contract value, without limitations.

•	An event that limits the ability of the participant to transact at contract value is not probable.

•	The Fund must allow participants reasonable access to their funds.
The Plan’s management has concluded that the GICs are fully benefit‑responsive investment contracts and has reported such contracts at contract value as shown in the table below:

	2017	2016
Investments in fully benefit-responsive investment contracts, at contract value:
Separate account GICS	$—	$303,419
Synthetic GICs	1,887,361	1,632,793
Investments in fully benefit-responsive investment contracts, at contract value	$1,887,361	$1,936,212

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2017 and 2016

In addition, the Fund owns units of the State Street Short‑Term Investment Fund, which serves as the Fund’s short‑term liquidity vehicle, included in the fair value hierarchy table in cash equivalents and short-term investments.

(4)	Fair Value Measurements
FASB Accounting Standards Codification (ASC) 820, Fair Value Measurement, provides a framework for measuring fair value, which provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

•	Level 1 – Quoted prices for identical instruments in active markets.

•
Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model‑derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
This hierarchy requires the Plan’s management to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. As required by ASC 820, assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
The methods described above may produce a fair value measurement that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2017.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2017 and 2016

	December 31, 2017
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$1,592	$99,542	$101,134
Collective trust funds	—	27,279,718	27,279,718
U.S. equities	2,376,887	—	2,376,887
Non-U.S. equities	1,197,351	—	1,197,351
Mutual funds	2,789,389	—	2,789,389
Investments, at fair value	$6,365,219	$27,379,260	$33,744,479
The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2016.

	December 31, 2016
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$1,814,425	$137,864	$1,952,289
Collective trust funds	—	22,298,100	22,298,100
U.S. equities	2,133,444	—	2,133,444
Non-U.S. equities	592,432	—	592,432
Mutual funds	1,943,144	—	1,943,144
Investments, at fair value	$6,483,445	$22,435,964	$28,919,409
Apart from the reclassification of collective trust funds to Level 2 in 2016 which were previously reported as valued using NAV as a practical expedient to conform to ASU 2015-10 noted in Note 2 to the financial statements, there were no transfers or reclassifications of investments between levels within the fair value hierarchy during the years ended December 31, 2017 and 2016, and there were no changes in valuation methodologies used to measure the fair value of the Plan’s investments as of and for the years ended December 31, 2017 and 2016.

(5)	Administrative Expenses
Plan provisions allow for administrative expenses, including, but not limited to, audit fees, custodial and trustee fees, investment manager fees, and recordkeeping fees to be paid by the Plan and allocated to participant accounts. Expenses related to monthly investment service fees and loan fees are charged to participants’ investment balances and are reflected in the value of their participant accounts. These expenses are reported in trustee and administrative expenses in the statements of net assets available for benefits, or if paid by the investment funds, are included in net appreciation in fair value of investments.
Any expenses not borne by the Plan are paid by the Company.

(6)	Risks and Uncertainties
The Plan invests in a variety of investment securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit, foreign exchange and overall market volatility risk. Due to the level of risk associated with certain investment securities, it is reasonable to expect that changes in the values of investment

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2017 and 2016

securities will occur in the near term and that such changes could materially affect participant account balances and the net assets available for plan benefits.
The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across participant‑directed fund elections and one election that is closed to new contributions. Additionally, the investments within each investment fund option are further diversified into varied financial instruments, with the exception of the Citigroup Common Stock Fund, which primarily invests in the securities of a single issuer. At December 31, 2017 and 2016, approximately 4% of the Plan’s total investments were invested in Citigroup common stock, respectively.
Plan investments include a variety of investments that may directly or indirectly invest in securities with contractual cash flows. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.

(7)	Party‑in‑Interest Transactions
Certain Plan investments are units of the Citigroup Common Stock Fund, which consists of common stock issued by the Company. The Plan’s investment in the Citigroup Common Stock Fund was $1.5 million and $1.6 million December 31, 2017 and December 31, 2016, respectively.
The Plan held no direct investments through other investment options in the Company’s common stock at December 31, 2017 and 2016. In 2017 and 2016, the Company paid $23,067 and $11,363, respectively, to the participants for dividends on common stocks held directly.
The Plan had no direct investments in State Street Corporation’s common stock at December 31, 2017 and 2016.
Certain Plan investments are shares of collective trust funds managed by State Street Corporation amounting to $22.6 million and $18.8 million at December 31, 2017 and December 31, 2016, respectively.
At December 31, 2017 and 2016, the Plan held $99,296 and $137,864, respectively, of the Bank of New York Mellon Short-Term Investment Fund, State Street Bank & Trust Co Short‑Term Investment Fund, State Street Bank & Trust Co. Government Short‑Term Investment Fund and State Street (US Dollar) Fund. At December 31, 2017 and 2016, the Plan also held through synthetic GICs $1,038 and $203, respectively, in Bank of New York Mellon corporate bonds, Bank of New York Mellon Short-Term Investment Fund and State Street corporate bonds.
These transactions qualify as exempt party‑in‑interest transactions.

(8)	Tax Status
The Puerto Rico Department of Treasury has determined and informed the Plan by a letter dated September 12, 2014 that the Plan as amended and restated effective January 1, 2012 and related trust are established in accordance with applicable sections of the PRIRC and, therefore, qualify as exempt from taxes under Section 1165(a) of the PRIRC. By letters dated April 29, 2016, the Puerto Rico Department of Treasury determined and informed the Plan that Amendments 1, 2 and 3 to the Plan meet the applicable requirements of the PRIRC. By letter dated June 2, 2017, the Puerto Rico Department of Treasury determined and informed the Plan that Amendment 4 to the Plan and the amendment to the Trust Agreement meet the applicable requirements of the PRIRC.On February 5, 2018, the Puerto Rico Department of Treasury determined and informed the Plan that Amendment 5 to the Plan meets the applicable requirements of the PRIRC. On March 27, 2018, the Plan applied to the taxing authority for a determination that Amendment 6 to the Plan meets the

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2017 and 2016

applicable requirements of PRIRC. Although the Plan has been amended since receiving the September 12, 2014 determination letter, the Plan’s management and the Plan’s legal counsel believe that the Plan, as amended, continues to be qualified as tax‑exempt and continues to operate in compliance with the applicable requirements of the PRIRC. Therefore, no provision for income taxes is included in the Plan’s financial statements.
GAAP requires the Plan’s management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan's management has concluded that, as of December 31, 2017 and 2016, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.
The Plan is subject to audits by taxing jurisdictions; however, there are currently no audits for any open tax periods in progress. The Company believes the Plan is no longer subject to tax examination for years prior to 2014.

(9)	Plan Termination
Although it has not expressed any intention to do so, the Plan Sponsor has the right under the Plan to amend or discontinue its contributions at any time and to amend or terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, either full or partial, all amounts credited to the impacted participants’ accounts will become 100% vested and, therefore, will not be subject to forfeiture.

(10)	Subsequent Events
The Plan’s management evaluated subsequent events through the date on which the financial statements were issued and determined that, other than those disclosed throughout the financial statements, no additional disclosures were required.

(11)	Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of amounts reported in the financial statements to amounts reported on Form 5500 as of and for the years ended December 31, 2017 and 2016:

	2017	2016
Net assets available for benefits per the financial statements	$38,179,754	$33,335,770
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	3,871	11,330
Net assets available for benefits per the Form 5500	$38,183,625	$33,347,100

Net increase in net assets available for benefits per the financial statements	$4,843,984	$2,870,395
Prior year adjustment from contract value to fair value for fully benefit-responsive investment contracts	(11,330)	(27,313)
Current year adjustment from contract value to fair value for fully benefit-responsive investment contracts	3,871	11,330
Net increase in net assets per Form 5500	$4,836,525	$2,854,412

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value

	Cash equivalents and short-term investments:
	Australian Dollar			51		$40
	Brazilian Real			367		128
	Canadian Dollar			43		34
	Cash Collateral Held At Rbs			(137)		(137)
*	Collective US Gov't STIF 12	1.18%		108		108
*	Collective US Gov't STIF 15	1.23%		98,687		99,188
	Danish Krone			37		6
	Euro Currency			285		345
	Great British Pound Overdrawn			(7,859)		(10,630)
	Hong Kong Dollar			53		158
	Hungarian Forint			880		4
	Indonesian Rupiah			1,639,620		121
	Japanese Yen Overdrawn			(279,635)		(2,483)
	Mexican Peso			10		1
	New Taiwan Dollar Overdrawn			(3)		(369)
	New Turkish Lira			20		5
	New Zealand Dollar			26		19
	Philippine Peso			6,319		126
	South African Rand Overdrawn			(37,164)		(3,002)
	South Korean Won			540,373		505
	Swedish Krona Overdrawn			(34)		(4)
	Taiwan Dollar			12,331		414
	Thailand Baht			493		1,039

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	U.S. Dollar			15,518		15,518
	Total cash equivalents and short-term investments					101,134

	Collective trust funds:
	BFA Lifepath Index 2020 Fund			5,254		105,143
	BFA Lifepath Index 2025 Fund			17,252		335,517
	BFA Lifepath Index 2030 Fund			21,845		466,160
	BFA Lifepath Index 2035 Fund			24,517		498,132
	BFA Lifepath Index 2040 Fund			52,611		1,173,573
	BFA Lifepath Index 2045 Fund			45,762		950,840
	BFA Lifepath Index 2050 Fund			21,188		361,722
	BFA Lifepath Index 2055 Fund			2,346		52,006
	BFA Lifepath Index Retirement			9,931		194,022
	Schroder Collective Invt Trust			33,014		388,368
*	SSgA Emg Mkts Indx NL SF CL A			29,379		985,829
*	SSgA Bloomberg Roll Select Commodity Index			7,032		52,388
*	SSgA Intl Indx SL SF CL I			152,776		4,508,593
*	SSgA Russell All Cap (R) Indx SL SF CL I			68,650		3,482,005
*	SSgA Russell Small Cap (R) Indx SL SF CL I			13,435		802,213
*	SSGA S&P 400 Mid Cap Fund			36,082		2,854,156
*	SSgA S&P 500 (R) Indx SL SF CL I			11,460		7,381,850
*	Ssga U S Inflation Protected B			11,950		189,177
*	U.S. Diversified Bond BL SF CL A			210,843		2,299,661
	Wellington CIF II Citigroup Emerging Markets Debt Portfolio			14,532		198,363

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Total collective trust funds					27,279,718

Mutual funds:
BlackRock Cash Funds: Treasury			1,572,618		1,572,618
BlackRock High Yield Portfolio Fund			19,672		153,642
DFA Emerging Markets Portfolio			8,239		239,991
Dodge & Cox International Stock Fund			8,290		383,987
Ishares Msci India Small Cap			440		23,083
Legg Mason Bw Global Opportunities			15,363		166,073
Prudential High Yield Fund			13,866		76,542
T Rowe Price International Discovery Fund			17,041		153,375
Wisdom Tree India Earnings Fund			721		20,078
Total mutual funds					2,789,389

Non-U.S. equities:
3Sbio Inc			743		1,457
58.Com Inc			28		1,975
Aalberts Industries			31		1,584
Abcam Plc			270		3,849
Accton Technology Corp			181		643
Acerinox Sa			85		1,211
Adidas Ag			40		7,932
Ado Properties Sa			18		931
Advanced Process Systems Corp			29		946

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Aedas Homes Sau			48		1,757
Afreecatv Co Ltd			33		597
Ahlsell Ab			215		1,384
Aia Group Ltd			1,591		13,564
Air Arabia Pjsc			2,785		940
Air Liquide Sa			45		5,632
Air Water Inc			54		1,146
Airports Of Thailand Pcl			1,849		3,859
Aixtron Se			221		3,069
Alfa Financial Software Holdin			212		1,536
Als Ltd			218		1,189
Alsea Sab			197		647
Altus Group Ltd			55		1,627
Amadeus It Group			48		3,803
Ambu A/S			27		2,432
Amplifon Spa			118		1,825
Anheuser-Busch Inbev Sa/Nv			48		5,354
Ap Moller - Maersk A/S			2		4,048
Aruhi Corp			73		859
Ascential Plc			678		3,533
Assa Abloy Ab			301		6,255
Atlas Copco Ab			270		11,683
Aumann Ag			13		1,014
Avanza bank Holding			28		1,197

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Axiare Patrimonio Socimi Sa Reit			147		3,250
Ayala Land Inc			1,408		1,258
B3 Sa - Brasil Bolsa Balcao			364		2,499
Baic Motor Corp Ltd			3,127		4,072
Bakkavor Group Plc			570		1,486
Banca Generali Spa			40		1,320
Banco Del Bajio Sa			1,647		3,020
Bank Negara Indonesia Perser			2,296		1,675
Bank Of The Ryukyus Ltd			58		878
Bank Rakyat Indonesia Perser			10,049		2,696
Bankia Sa			183		877
Baozun Inc			69		2,177
Baron De Ley			4		555
BB Seguridade Participacoes			446		3,834
BDO Unibank Inc			421		1,383
Beauty Community Pcl			1,488		950
Bhp Billiton Plc			377		7,757
Bim Birlesik Magazalar As			42		875
Biomerieux			4		366
Biotoscana Investments Sa			255		1,585
Bnk Financial Group Inc			577		5,073
BR Malls Participacoes			263		1,008
Brasil Brokers Participacoes			432		128
Brenntag Ag			20		1,275

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Bridgestone Corp			69		3,196
British American Tobacco Plc			131		8,883
Brunello Cucinelli			29		928
Bt Group Plc			653		2,400
BT Investment management Ltd			144		1,271
Byd Co Ltd			111		966
Cae Inc			61		1,138
Cairn Homes Plc			575		1,350
Caltex Australia Ltd			83		2,221
Camil Alimentos Sa			862		2,035
Canadian National Railway Co			38		3,156
Capcom Co Ltd			19		594
Capgemini Se			63		7,443
Capitec Bank Holdings Ltd			28		2,451
Carlsberg A/S			43		5,123
Central Pattana Pub Co			467		1,221
Chailease Holding Co Ltd			402		1,171
China Communications Construct			1,890		2,147
China Construction Bank Corp			10,283		9,471
China Lodging Group Ltd			17		2,437
China Molybdenum Co Ltd			1,182		758
China Pacific Insurance			2,241		10,765
Chow Sang Sang Holdings Intern			386		932
Chr Hansen Holding A/S			122		11,442

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Chroma Ate Inc			153		834
Cia De Saneamento Basico Do Es			285		2,945
Cia De Saneamento Do Parana			360		6,508
CIE Automotive Sa			38		1,113
Cie Generale Des Etablissement			39		5,559
Cielo Sa			633		4,487
Cineworld Group Plc			148		1,205
Clicks Group Ltd			127		1,854
Cochlear Ltd			15		1,962
Coloplast A/S			74		5,905
Compass Group Plc			617		13,351
Computer Modelling Group Ltd			33		255
Concentric			41		751
CP All Pcl			1,042		2,462
Csl Ltd			155		17,162
CSPC Pharmaceutical Group			1,608		3,245
Daio Paper Corp			106		1,408
Daiwa House Industry Co Ltd			218		8,360
Dbs Group Holdings Ltd			291		5,404
DCC Plc			19		1,877
Denka Co Ltd			42		1,668
Descartes Systems			43		1,234
Diageo Plc			143		5,272
Dic Corp			36		1,351

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Dirtt Environmental Solution			290		1,562
Disco Corp			7		1,477
Dixons Carphone Plc			259		697
Dksh Holding			19		1,622
Dollarama Inc			64		8,010
Dometic Group			135		1,380
Don Quijote Holdings Co Ltd			167		8,710
Dp World Ltd			281		9,520
Dufry Ag Reg			12		1,832
Duzonbizon Co Ltd			37		1,146
E.Sun Financial Holding Co			1,076		683
Ebiquity Plc			262		377
Edenred			39		1,135
Edita Food Industries			84		453
Eiken Chemical Co Ltd			36		1,727
Electric Power Development			55		1,487
Elekta Ab			198		1,637
Elite Material Co Ltd			613		2,090
Essilor International Cie Gene			65		9,039
Eurofins Scientific			3		2,021
Experian Plc			610		13,504
Ezaki Glico Co Ltd			14		707
Fairfax India Holdings Corp			291		4,370
Ferguson Plc			94		6,766

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Ferrari Nv			74		7,795
Finecobank Spa			187		1,921
Firstrand Ltd			333		1,810
Fisher & Paykel Healthcare			293		2,995
Flybe Group Plc			623		265
Fresh Del Monte Produce Inc			31		1,757
Fufeng Group Ltd			1,785		1,165
Fujitec Co Ltd			149		2,150
Fujitsu General Ltd			92		2,027
Fukuoka Financial Group Inc			308		1,729
Geely Automobile Holdings			1,094		3,793
Genus Plc			34		1,181
Georgia Healthcare Group Plc			252		1,209
Gima Tt Spa			56		1,125
Global Unichip Corp			85		726
Globalwafers Co Ltd			85		1,132
Grifols Sa			58		1,619
Grupo Aeroport Del Pacific			64		658
Haier Electronics Group Co			603		1,651
Haitian International Holdings			186		559
Halfords Group Plc			125		592
Hana Financial Group			181		8,443
Hanssem Co Ltd			7		1,135
Hanwa Co Ltd			39		1,814

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Hermes International			16		8,693
Hikari Tsushin Inc			14		1,973
His Co Ltd			25		913
Hitachi Metals Ltd			89		1,280
Hiwin Technologies Corp			136		1,474
Horiba Ltd			22		1,336
Hoshino Resorts Reit Inc			1		1,684
Howden Joinery Group Plc			706		4,457
Hugel Inc			1		594
Huhtamaki Oyj			28		1,195
Huntsworth Plc			416		457
Ibstock Plc			469		1,693
Idec Corp			19		460
Iguatemi Emp De Shopping			97		1,152
Imcd Group			28		1,758
Indorama Ventures Pcl			486		795
Industria De Diseno Textil Sa			130		4,517
Integrated Diagnostics Holding			218		1,013
Intermediate Capital Group			156		2,411
Intertrust			52		982
Investec Plc			248		1,797
Inwido Ab			52		532
Iochpe Maxion Sa			111		769
IP Group Plc			425		818

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
IQE Plc			2,126		3,941
Irb Brasil Resseguros S/A			227		2,324
Isuzu Motors Ltd			295		4,942
Itau Unibanco Holding			177		2,274
Ivanhoe Mines Ltd			344		1,163
Japan Securities Finance Co			110		625
Jollibee Foods Corp			109		554
Julius Baer Group Ltd			69		4,238
Jumbo Sa			29		526
Just Eat Plc			261		2,759
Kakaku.Com Inc			82		1,395
Kao Corp			51		3,418
Kasikornbank Pcl			553		4,053
Kbc Group Nv			36		3,070
Kddi Corp			138		3,437
Kendrion			22		1,046
Keyence Corp			29		16,024
Keywords Studios Plc			67		1,453
King Slide Works Co Ltd			309		4,160
King Yuan Electronics Co Ltd			2,815		2,861
Koito Manufacturing Co Ltd			26		1,824
Konecranes Oyj			23		1,046
Koninklijke Volkerwessels Nv			40		1,126
Korea Zinc Co Ltd			10		4,558

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Korean Reinsurance Co			309		3,170
Kusuri No Aoki Holdings Co Ltd			7		375
Laboratorios Farmaceuticos			54		1,008
Leeno Industrial Inc			15		830
LG Corp			50		3,011
Lindab International			107		889
Livanova Plc			19		1,500
Localiza Rent A Car			203		1,348
Lojas Renner S.A.			221		2,368
Longfor Properties Co Ltd			1,490		3,731
Lonking Holdings Ltd			4,046		1,775
Luthai Textile Co Ltd			806		876
Luxottica Group Spa			117		7,200
Lvmh Moet Hennessy Louis Vuitt			45		13,201
Mabuchi Motor Co Ltd			18		974
Macq Bk-Cw19 China Jushi C			1,288		3,222
Macquarie Bank Ltd			3,582		3,777
Magazine Luiza Sa			33		807
Mail.Ru Group			120		3,472
Majestic Wine Plc			182		1,103
Makita Corp			128		5,386
Marcopolo Sa			1,608		1,933
Mayora Indah			6,348		945
Megafon Pjsc			215		1,919

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Metawater Co Ltd			45		1,169
Minor International Pcl			446		598
Minth Group Ltd			202		1,221
Miraca Holdings Inc			17		736
Mitsui Fudosan Logistics Par Reit			1		925
Miura Co Ltd			46		1,237
Mmg Ltd			1,455		722
Moncler Spa			45		1,407
Mondi Plc			114		2,975
Mori Hills Reit Investment			1		821
Mr Price Group Ltd			255		5,043
Muangthai Leasing Pcl			628		746
Musashi Seimitsu Industry Co			60		1,923
Myob Group Ltd			417		1,180
Nabtesco Corp			39		1,504
Nakanishi Inc			11		598
Nanya Technology Corp			315		805
Naspers Ltd			87		24,133
National Bank Of Canada			101		5,044
Nedbank Group Ltd			210		4,352
Nestle Sa			161		13,832
Ngk Spark Plug Co Ltd			60		1,456
Nien Made Enterprise Co Ltd			320		3,421
Nifco Inc			28		1,946

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Nikkiso Co Ltd			99		1,081
Nippon Ceramic Co Ltd			44		1,125
Nippon Seiki Co Ltd			98		2,104
Nippon Soda Co Ltd			249		1,661
Nmc Health Plc			32		1,266
Nof Corp			53		1,417
Nordea Bank Ab			408		4,946
Norma Group			28		1,905
Novartis Ag			121		10,206
Novozymes A/S			187		10,701
Obara Group Inc			37		2,556
Oci Nv			184		4,629
Odontoprev Sa			185		888
Oriflame Holding			26		1,079
Osstem Implant Co Ltd			24		1,319
OTP Bank Plc			41		1,692
Oxford Instruments Plc			91		1,042
Pacific Textiles Holdings			834		880
Paddy Power Betfair Plc			16		1,899
Pakuwon Jati Tbk Pt			38,831		1,960
Paltac Corporation			55		2,504
Parade Technologies Ltd			30		595
Paysafe Group Plc			263		2,096
Pembangunan Perumahan Perser			17,951		3,493

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Ping An Insurance Group Co			1,062		11,052
Playtech Plc			319		3,715
Press Kogyo Co Ltd			317		1,924
Prosegur Comp Seguridad			124		976
Prudential Plc			633		16,330
Quintis Ltd			481		120
Raia Drogasil Sa			384		10,616
Rathbone Brothers Plc			20		700
Reckitt Benckiser Group Plc			150		14,006
Red Electrica Corp Sa			209		4,704
Relx Plc			266		6,265
Renishaw Plc			16		1,147
Rexel Sa			45		815
Robinsons Retail Holdings Inc			65		124
Round One Corp			62		1,039
Royal Dutch Shell Plc			293		9,834
S & T Motiv Co Ltd			14		605
Safaricom Plc			3,125		810
Safran Sa			37		3,802
Sakata Inx Corp			58		921
Sakata Seed Corp			31		1,078
Sampo Oyj			85		4,655
Samsung Biologics Co Ltd			4		1,240
Samsung Electronics			4		7,621

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Samsung Electronics Co Ltd			14		34,745
Sanwa Holdings Corp			175		2,414
Sap Se			72		8,056
Savills Plc			79		1,055
Scout24 Ag			49		1,989
Security Bank Corp			113		568
Seoul Semiconductor Co Ltd			24		617
Seven Generations Energy			65		916
Sfs Group Ag			5		593
Sg Holdings Co Ltd			71		1,435
Shanghai Fosun Pharmaceutical			160		1,027
Shin-Etsu Chemical Co Ltd			37		3,729
Shire Plc			139		7,330
Shop Apotheke Europe			18		990
Shopify Inc			22		2,279
Sika Ag			1		8,003
Silergy Corp			33		750
Sino Biopharmaceutical			1,830		3,245
Sinopec Engineering Group Co L			202		191
Sinotrans Ltd			2,499		1,224
Sitc International holdings			1,503		1,485
Sk Hynix Inc			41		2,908
SLM Corp			986		6,927
Smartone Telecommunications			421		508

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Smcp Sa			44		1,008
Smiles Fidelidade Sa			15		343
Sony Corp			109		4,902
Spie Sa			64		1,663
Spin Master Corp			42		1,794
Spirax Sarco Engineering Plc			15		1,121
Stanley Electric Co Ltd			28		1,139
Statoil Asa			251		5,382
Sumco Corp			114		2,917
Sumitomo Mitsui Financial Grou			121		5,223
Sumitomo Seika Chemicals Co			26		1,441
Suncor Energy Inc			158		5,835
Sunny Optical Tech			90		1,154
Surya Citra Media			1,766		322
Sysmex Corp			105		8,233
Takeaway.Com Holding			36		2,217
Tal Education Group			72		2,126
Tarkett			32		1,334
Tecan Group			11		2,285
Ted Baker Plc			28		1,036
Tele Columbus			149		1,660
Telenor Asa			226		4,866
Temp Holdings Co Ltd			72		1,810
Tencent Holdings Ltd			722		37,504

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Tenneco Inc			164		2,588
Terveystalo Oyj			82		876
Thule Group			67		1,504
Tofas Turk Otomobil Fabrika			80		695
Tokmanni Group Corp			88		764
Tongda Group Holdings Ltd			8,098		2,072
Tranmissora Alianca De Unit			195		1,257
Travelsky Technology Ltd			938		2,815
Turkcell Iletisim Hizmetleri A			1,600		6,532
Tyman Plc			267		1,312
Unicredit Spa			112		2,104
Unilever Indonesia Tbk			189		777
Unilever Plc			109		6,092
Uni-Select Inc			30		684
United Tractors Tbk			320		836
Ut Group Co Ltd			7		198
Vale Sa			233		2,831
Valeo Sa			43		3,226
Van Lanschot			48		1,499
Varta Ag			29		742
Via Varejo Sa			80		589
Victrex Plc			98		3,501
Vinacapital Vietnam Opportunity			842		3,781
Vinci Sa			77		7,899
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Vostok New ventures Ltd			163		1,244
Vt Holdings Co Ltd			192		953
Walmart De Mexico			3,750		24,832
Wandisco Plc			112		867
Weg Sa			131		952
Win Semiconductors Corp			107		1,015
Wirecard Ag			24		2,637
Wix.Com Ltd			21		1,198
Wolters Kluwer Nv			126		6,603
Xaar Plc			236		1,180
Xinyi Glass Holdings Ltd			2,686		3,499
XXL Asa			128		1,331
Yageo Corp			90		1,071
Yamaha Corp			61		2,269
Yellow Hat Ltd			42		1,262
Yoox Net A Porter Group			125		4,367
Yougov Plc			253		1,082
YY Inc			32		3,602
Zhou Hei Ya international			1,276		1,339
Zur Rose Group Ag			7		982
Jpm -Cw19 Al Rajhi Bank			229		3,917
Total non-U.S. equities					1,197,351

U.S. equities:

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
A10 Networks Inc			3		24
Aaon Inc			3		112
Aaron's Inc			1		53
ABM Industries Inc			9		336
Acadia Pharmaceuticals Inc			3		83
Acadia Realty Trust			166		4,544
Acceleron Pharma Inc			1		40
Accenture Plc			101		15,401
Acco Brands Corp			29		356
ACI Worldwide Inc			120		2,717
Acorda Therapeutics Inc			6		112
Actuant Corp			19		477
Acuity Brands Inc			5		800
Adams Resources & Energy Inc			1		5
Addus Homecare Corp			1		23
Adtran Inc			9		170
Advanced Disposal Services Inc			4		104
Advanced Energy Industries			8		580
Advansix Inc			6		258
Aegion Corp			16		416
Aerie Pharmaceuticals Inc			2		101
Aerojet Rocketdyne Holdings In			6		200
Agios Pharmaceuticals Inc			1		85
Air Lease Corp			17		821

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Air Transport Services Group I			5		109
Akebia Therapeutics Inc			10		148
Alarm.Com Holdings Inc			2		63
Alder Biopharmaceuticals Inc			1		2
Alibaba Group Holding			127		21,995
Align Technology Inc			2		461
Alkermes Plc			1		42
Alnylam Pharmaceuticals Inc			1		98
Alpha & Omega Semiconductor Lt			1		20
AMAG Pharmaceuticals Inc			1		17
Amber Road Inc			2		15
Amc Networks Inc			10		561
Amedisys Inc			8		447
American Assets Trust Inc			195		7,463
American Campus Communities			183		7,514
American Homes 4 Rent			358		7,823
American Software Inc			1		2
American Vanguard Corp			3		67
American Woodmark Corp			3		402
Ameris Bancorp			3		132
Amicus Therapeutics Inc			3		44
Amkor Technology Inc			5		51
Amphastar Pharmaceuticals Inc			1		15
Anika Therapeutics Inc			3		160

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Anixter International Inc			4		273
Anworth Mortgage Asset Corp			30		161
Aon Plc			46		6,205
Applied Industrial Technologie			6		420
Applied Optoelectronics Inc			45		1,710
Arc Document Solutions Inc			7		19
Arcbest Corp			1		53
Ares Commercial Real Estate Reit			25		322
Argan Inc			6		281
Arris International Plc			5		129
Aspen Insurance Holdings Ltd			60		2,438
Aspen Technology Inc			4		236
Assured Guaranty Ltd			20		689
Atkore International Group			8		178
Atlantic Capital Bancshares In			3		48
Atlas Financial Holdings Inc			1		14
Autohome Inc			12		777
Avalonbay Communities Inc			112		20,028
Axcelis Technologies Inc			1		3
Axis Capital Holdings Ltd			50		2,527
Azz Inc			2		101
Badger Meter Inc			2		85
Banco Macro Sa			32		3,669
Banco Santander Chile			66		2,080

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Bank Of Nt Butterfield & Son L			1		40
Bankunited Inc			17		698
Baozun Inc			18		571
Barrett Business Svcs Inc			4		249
Beacon Roofing Supply Inc			3		189
Belden Inc			10		736
Bellicum Pharmaceuticals Inc			1		8
Berry Global Group Inc			7		398
Bid Corp Ltd			42		2,144
Big Lots Inc			3		146
Biomarin Pharmaceutical Inc			1		42
Bio-Rad Laboratories Inc			2		220
Biospecifics technologies			1		57
Biotelemetry Inc			5		144
Bioverativ Inc			4		232
BJ's Restaurants Inc			1		38
Blackbaud Inc			4		342
Blackhawk Network Holdings Inc			3		96
Blackstone Mortgage Tru Cl A Reit			11		346
Bluebird Bio Inc			3		467
Blueprint Medicines Corp			2		144
BMC Stock Holdings Inc			20		503
Boingo Wireless Inc			8		184
Booz Allen Hamilton Holdings			13		491

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Boston Beer Co Inc			1		141
Boston Properties Inc			149		19,341
Box Inc			1		19
Brady Corp			6		228
Bridgepoint Education Inc			5		40
Bright Horizons Family Solutio			1		66
Brinker International Inc			2		68
Brink's Co			4		315
Broadridge Financial Solutions			3		302
Brooks Automation Inc			31		723
Bruker Corp			1		2
Brunello Cucinelli			3		186
Buffalo Wild Wings Inc			1		17
Builders Firstsource Inc			2		46
Burlington Stores Inc			4		468
Bwx Technologies Inc			5		306
Cable One Inc			1		294
Cabot Corp			3		158
Cabot Microelectronics Corp			2		217
Cai International Inc			7		195
Callidus Software Inc			1		6
Cambrex Corp			14		727
Camden PropertyTrust			76		6,996
Camping World Holdings Inc			6		249

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Canadian Pacific Railway Ltd			80		14,682
Cantel Medical Corp			6		602
Capella Education Co			3		270
Cardiovascular Systems Inc			1		29
Cardtronics Plc			5		89
Care.Com Inc			12		219
Caretrust Reit Inc			2		33
Carlisle Cos Inc			17		1,942
Carolina Financial Corp			1		16
Carrizo Oil & Gas Inc			6		139
Carter's Inc			2		240
Casella Waste Systems Inc			10		239
Casey's General Stores Inc			3		308
Cass Information Systems Inc			2		134
Catalent Inc			14		579
Cavco Industries Inc			1		118
Cavium Inc			3		213
Cboe Global Markets Inc			3		431
Centene Corp			3		302
Centerstate Bank Corp			8		201
Central Garden and Pet Co			2		83
Central Pacific Financial Corp			3		75
Century Aluminum Co			3		58
Channeladvisor Corp			8		72

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Charles River Laboratories Int			2		262
	Chart Industries Inc			1		55
	Charter Financial Corp			3		45
	Chase Corp			2		196
	Chatham Lodging Trust Reit			7		158
	Cheesecake Factory Inc			2		94
	Chemed Corp			5		1,116
	Chemocentryx Inc			8		47
	Children's Place Inc			2		220
	China Lodging Group Ltd			26		3,795
	Choice Hotels Intl Inc			9		710
	Chubb Ltd			102		14,950
	Churchill Downs Inc			1		308
	Ciena Corp			17		364
	Cirrus Logic Inc			12		646
*	Citigroup Inc			20,714		1,541,303
	Clean Harbors Inc			1		58
	Clovis Oncology Inc			5		318
	Coca-Cola Bottling Co Consolid			1		140
	Coeur Mining Inc			2		13
	Cognex Corp			6		346
	Cohen & Steers Inc			2		83
	Coherent Inc			4		947
	Columbia Banking System Inc			9		375

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Columbia Sportswear Co			1		48
Comfort Systems Usa Inc			6		264
Commercial Vehicle Group Inc			24		258
Commvault Systems Inc			6		292
Continental Building Products			6		177
Control4 Corp			1		10
Convergys Corp			10		228
Cooper Cos Inc			1		165
Cooper Standard Holding			2		313
Cooper Tire & Rubber Co			4		156
Copa Holdings Sa			11		1,436
Corcept Therapeutics Inc			20		356
Core Laboratories Nv			82		8,969
Coresite Realty Corp			3		319
Cornerstone Ondemand Inc			10		348
Corvel Corp			8		462
Costar Group Inc			1		172
Cotiviti Holdings Inc			4		114
Crane Co			15		1,366
Cray Inc			1		29
Credicorp Ltd			9		1,771
Credit Acceptance Corp			5		1,563
Csg Systems International Inc			2		68
Csra Inc			7		201

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Csw Industrials Inc			2		71
Cubesmart Reit			327		9,456
Culp Inc			1		15
Curtiss Wright Corp			4		517
Cyrusone Inc			27		1,586
CYS Investments Inc			78		630
Cytokinetics Inc			4		30
Cytomx Therapeutics Inc			4		76
Daktronics Inc			3		24
Dave & Buster Entertainment			4		208
Dct Industrial Trust Inc			3		159
Dean Foods Co			1		15
Deckers Outdoor Corp			1		27
Denny's Corp			13		169
Depomed Inc			4		35
Dermira Inc			2		51
Descartes Systems			4		102
Despegar.Com Corp			23		620
Dexcom Inc			2		112
Diamondback Energy Inc			2		264
Dick's Sporting Goods Inc			9		245
Digital Realty Trust Inc			153		17,376
Domino's Pizza Inc			1		262
Dorman Products Inc			1		45

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Douglas Dynamics Inc			3		96
Douglas Emmett Inc			127		5,224
Dril Quip Inc			9		425
Dst Systems Inc			4		243
Duke Realty Corp			201		5,475
Dun & Bradstreet Corp			1		132
Dxp Enterprises Inc			2		59
E*Trade Financial Corp			4		186
Eagle Bancorp Inc			2		115
Eagle Materials Inc			2		187
Easterly Government Properti			167		3,557
Ebro Foods Sa			63		1,441
Echostar Corp			2		120
Ellie Mae Inc			1		133
Emcor Group Inc			5		441
Emergent Biosolutions Inc			6		276
Empire State Realty Trust			348		7,134
Energizer Holdings Inc			3		159
Energy Xxi Gulf Coast Inc			5		27
Enersys			14		999
Engility Holdings Inc			8		225
Enpro Industries Inc			1		52
Entegris Inc			1		12
Enteromedics Inc			25		—

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Entravision Communications Cor			3		19
Envestnet Inc			5		191
Enzo Biochem Inc			1		7
Epam Systems Inc			4		434
Eplus Inc			1		33
Equinix Inc			8		3,783
Equity Bancshares Inc			2		59
Equity Lifestyle Properties			61		5,449
Equity Residential			330		21,017
Essent Group Ltd			31		1,355
Esterline Technologies Corp			1		54
Euronet Worldwide Inc			5		440
Evercore Inc			4		361
Everest Re Group Ltd			8		1,820
Everi Holdings Inc			15		110
Evertec Inc			6		78
Exact Sciences Corp			9		490
Exelixis Inc			11		357
Exlservice Holdings Inc			3		199
Exponent Inc			7		467
Extended Stay America Inc			321		6,098
Exterran Corp			3		89
Extraction Oil & Gas Inc			23		323
Extreme Networks Inc			16		205

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Factset Research Systems Inc			1		78
Fair Isaac Corp			4		626
FCB Financial Holdings			8		408
Federal Realty Invs Trust			68		9,060
Ferro Corp			19		452
Ferroglobe R+W Trust Rbr			50		—
Ferroglobe Rep & Wrnty Ins Tru Non Transferable Bene Int			42		678
Fibrogen Inc			3		112
Financial Engines Inc			1		45
First Bancorp			4		135
First Citizens Bcshs			1		527
First Connecticut Bancorp Inc			3		76
First Financial Northwest Inc			1		15
First Industrial Realty Trust			7		235
First Merchants Corp			6		233
First Midwest Bancorp Inc			6		150
Firstcash Inc			8		535
Five9 Inc			18		443
Foot Locker Inc			6		278
Forest City Realty Trust			225		5,407
Fortinet Inc			3		149
Forum Energy Technologies Inc			10		159
Forward Air Corp			11		607
Fox Factory Holding Corp			2		68

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Francescas Holdings Corp			15		107
Fresh Del Monte Produce Inc			4		208
FTI Consulting Inc			8		351
Gardner Denver Holdings Inc			11		381
Gartner Inc			2		195
Gcp Applied Technologies Inc			5		148
Generac Holdings Inc			2		78
Genomic Health Inc			7		256
Geo Group Inc			2		47
Glaukos Corp			2		56
Global Indemnity Ltd			8		329
Globus Medical Inc			2		88
Gorman-Rupp Co			1		38
Graco Inc			6		291
Gramercy Property Trust			323		8,618
Grand Canyon Education Inc			3		288
Granite Construction Inc			6		352
Granite Point Mortgage Trust I			7		132
Graphic Packaging Holding Co			84		1,294
Gray Television Inc			6		96
Greif Inc			1		33
Group 1 Automotive Inc			2		150
Groupon Inc			14		74
Grupo Aeroportuario Sur			3		628

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Grupo Financiero Galicia Sa			16		1,073
Grupo Supervielle Sa			85		2,478
Gulfport Energy Corp			14		184
Hackett Group Inc			5		83
Haemonetics Corp			5		275
Hallmark Financial Services In			1		5
Halozyme Therapeutics Inc			7		147
Halyard Health Inc			2		89
Hanmi Financial Corporation			9		263
Hanover Insurance Group Inc			6		640
Harsco Corp			5		92
Hawaiian Holdings Inc			13		505
Hb Fuller Co			2		89
Hci Group Inc			4		115
Hdfc Bank Ltd			297		30,160
Healthcare Services Group Inc			4		215
Healthcare Trust Of America In			217		6,511
Healthequity Inc			5		216
Healthsouth Corp			5		261
Heico Corp			5		412
Helen Of Troy Ltd			2		229
Heritage Insurance Holdings In			2		32
Heritage-Crystal Clean Inc			1		10
Herman Miller Inc			26		1,041

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Hexcel Corp			3		209
Hillenbrand Inc			4		172
Hilltop Holdings Inc			4		104
Hilton Grand Vacations Inc			4		182
Horizon Global Corp			1		5
Host Hotels & Resorts Inc			627		12,450
Houlihan Lokey Inc			3		157
Hubspot Inc			1		127
Hudson Technologies Inc			7		44
Huron Consulting Group Inc			5		220
Ichor Holdings Ltd			6		157
Icici Bank Ltd			1,126		10,955
Icon Plc			85		9,511
Icu Medical Inc			1		286
Idex Corp			1		139
Idexx Laboratories Inc			1		191
IDT Corp			4		43
Imperva Inc			9		342
INC research Holdings Inc			10		463
Incyte Corp			1		103
Infinity Property + Casualty			2		202
Information Services Group Inc			5		21
Ingevity Corp			7		515
Innophos Holdings Inc			3		144

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Innospec Inc			2		144
Innoviva Inc			21		305
Inogen Inc			6		704
Insight Enterprises Inc			15		561
Insmed Inc			4		136
Insperity Inc			3		152
Installed Building Products In			2		120
Insteel Industries Inc			3		73
Instructure Inc			3		104
Insulet Corp			1		25
Integra Lifesciences Holding			5		221
Integrated Device Technology I			7		215
Interface Inc			5		133
Intevac Inc			9		59
Investment Technology Group In			4		85
Ionis Pharmaceuticals Inc			1		66
Irobot Corp			1		34
Ironwood Pharmaceuticals Inc			5		77
Itron Inc			1		83
Ituran Location and Control			54		1,838
J&J Snack Foods Corp			3		458
J2 Global Inc			2		138
Jack Henry & Associates Inc			2		197
Jack In The Box Inc			2		161

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Jagged Peak Energy Inc			25		395
Jazz Pharmaceuticals Plc			1		63
Jeld-Wen Holding Inc			8		316
John B Sanfilippo & Son Inc			2		110
John Bean Technologies Corp			4		395
Jones Lang Lasalle Inc			26		3,855
K2M Group Holdings Inc			1		21
Kadant Inc			2		232
Kaiser Aluminum Corp			2		235
Kapstone Paper and Packaging			5		109
Kar Aution Services Inc			7		330
Kb Home			6		190
Kemet Corp			21		316
Kennametal Inc			10		491
Kennedy-Wilson Holdings Inc			3		53
Kimball International Inc			5		90
KMG Chemicals Inc			3		185
Koc Holding As			104		2,533
Koppers Holdings Inc			1		39
Kosmos Energy Ltd			48		327
Kraton Corp			2		87
Kratos Defense & Security Solu			3		28
Kronos Worldwide Inc			9		244
La Quinta Holdings Inc			24		444

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
LA Z boy Inc			13		405
Landstar System Inc			2		216
Lantheus Holdings Inc			5		93
LCI Industries			9		1,037
Legacytexas Financial Group In			8		348
Lendingclub Corp			1		3
Lennox International Inc			2		334
Lhc Group Inc			1		85
Liberty Expedia Holdings Inc			3		148
Liberty Media Corp-Liberty Bra			1		20
Liberty Tax Inc			1		7
Liberty Tripadvisor Holdings I			3		29
Lifepoint Health Inc			10		516
Ligand Pharmaceuticals Inc			2		262
Lincoln Electric Holdings Inc			1		132
Lindblad Expeditions Holdings			5		46
Lindsay Corp			9		817
Lions Gate Entertainment Corp			6		195
Lithia Motors Inc			7		786
Littelfuse Inc			2		269
Live Nation Entertainment Inc			7		280
Logmein Inc			3		339
Loma Negra Cia Industrial Arge			190		4,374
Louisiana Pacific Corp			25		646

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Loxo Oncology Inc			2		121
Lumentum Holdings Inc			1		38
Lydall Inc			6		273
M/I Homes Inc			2		77
Magellan Health Inc			1		74
Maiden Holdings Ltd			64		415
Malibu Boats Inc			4		121
Manhattan Associates Inc			4		194
Marketaxess Holdings Inc			2		373
Marlin Business Services Corp			1		2
Marriott Vacations Worldwide C			2		128
Masimo Corp			10		826
Masonite International Corp			1		32
Mastec Inc			9		442
Matador Resources Co			11		340
Matson Inc			2		59
Maximus Inc			14		944
Maxlinear Inc			12		310
MCBC Holdings Inc			2		51
Mdc Holdings Inc			6		205
Medequities Realty Trust Inc			10		117
Medidata Solutions Inc			1		62
Medifast Inc			3		200
Medtronic Plc			89		7,191

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Mercadolibre Inc			12		3,589
Mercury Systems Inc			4		187
Meridian Bioscience Inc			14		191
Merit Medical Systems Inc			2		95
Meta Financial Group Inc			1		76
Method Electronics Inc			4		168
MFA Financial Inc Reit			66		525
Mge Energy Inc			2		132
Mgic Investment Corp			13		180
Microsemi Corp			10		517
Middleby Corp			1		202
Milacron Holdings Corp			5		94
Miller Industries Inc			1		19
Minerals Technologies Inc			9		647
Mistras Group Inc			4		85
Mks Instruments Inc			5		452
Moelis & Co			8		369
Molina Healthcare Inc			6		479
Monarch Casino & Resort Inc			1		10
Monolithic Power Systems Inc			1		97
Moog Inc			4		313
Msc Industrial Direct Co Inc			18		1,777
Msci Inc			2		277
MSG Networks Inc			7		138

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
MTGE Investment Corp			7		127
Mueller Industries Inc			1		16
Multi-Color Corp			1		25
Murphy Usa Inc			3		223
Myers Industries Inc			6		118
Myokardia Inc			1		36
Myr Group Inc			3		91
Nanometrics Inc			7		173
National Bank Holdings Corp			5		173
National Beverage Corp			1		94
National General Holdings Corp			18		361
Natus Medical Inc			2		93
Navient Corp			40		537
Navigators Group Inc			54		2,628
Navigent Consulting Inc			18		354
Navistar International Corp			2		82
NCI Building Systems Inc			1		6
Ncr Corp			16		564
Neenah Inc			2		139
Nektar Therapeutics			12		756
Nelnet Inc			15		816
Neogen Corp			1		91
Netease Inc			9		3,072
Netgear Inc			5		309

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Netscout Systems Inc			3		96
Neurocrine Biosciences Inc			3		271
New Oriental Educatio SP			32		2,989
New Relic Inc			1		70
New York Times Co			8		141
Newmarket Corp			1		150
Nexstar Media Group Inc			1		11
Nic Inc			4		69
Nordson Corp			2		277
Northfield Bancorp Inc			2		36
Novanta Inc			4		204
Nu Skin Enterprises Inc			1		93
Nutrisystem Inc			4		192
Nuvasive Inc			3		152
Nve Corp			2		199
Oceaneering International Inc			3		60
Oil States International Inc			2		69
Old Dominion Freight Line Inc			2		324
Old Line Bancshares Inc			1		29
Olin Corp			8		271
Omnicell Inc			4		184
On Assignment Inc			13		795
Orasure Technologies Inc			3		55
Orion Group Holdings Inc			9		71
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Ormat Technologies Inc			9		528
Orthofix International NV			2		90
Osi Systems Inc			3		162
Outfront Media Inc			24		550
Owens-Illinois Inc			15		333
Pacira Pharmaceuticals Inc			1		55
Pampa Energia			50		3,393
Papa John's International Inc			5		293
Parsley Energy Inc			3		95
Patrick Industries Inc			5		278
PCM Inc			3		33
Pdc Energy Inc			2		88
Peapack Gladstone Financial Co			1		45
Pebblebrook Hotel Trust			2		92
Pegasystems Inc			4		196
Penn National Gaming Inc			1		3
Penn Real Estate Investment Reit			344		4,090
Penumbra Inc			1		114
Performance Food Group Co			1		18
Petroleo Brasileiro Sa			236		2,325
Petroleo Brasileiro Spon			479		4,933
Pgt Innovations Inc			2		28
Phibro Animal Health Corp			11		369
Piedmont Office Realty Trust			466		9,144

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Pinnacle Entertainment Inc			19		617
Piper Jaffray Cos			1		15
Planet Fitness Inc			1		6
Plantronics Inc			9		444
Plexus Corp			2		114
Ply Gem Holdings Inc			5		98
Polyone Corp			7		277
Pool Corp			3		348
Portland General Electric Co			3		152
Portola Pharmaceuticals Inc			1		38
Post Holdings Inc			3		229
Potbelly Corp			1		15
Potlatchdeltic Corp			6		319
Pq Group Holdings Inc			22		357
PRA Group Inc			8		277
Pra Health Sciences Inc			5		465
Prestige Brands Holdings Inc			5		221
Primerica Inc			3		280
Primo Water Corp			8		94
Progenics Pharmaceuticals Inc			4		24
Progress Software Corp			6		244
Prologis Inc			332		21,428
Proofpoint Inc			4		394
Prothena Corp Plc			1		53

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Providence Service Corp			7		418
Ps Business Parks Inc			3		403
Ptc Inc			3		185
Public Storage			68		14,137
Pzena Investment Management In			12		132
Q2 Holdings Inc			2		61
Quad Graphics Inc			11		251
Qualys inc			3		144
Quidel Corp			1		58
Radian Group Inc			38		794
Radius Health Inc			1		44
Rapid7 Inc			3		63
Rayonier Advanced Materials In			1		7
Rbb Bancorp			1		10
Realpage Inc			9		414
Regional Management Corp			1		26
Repligen Corp			9		327
Retail Properties Of America			602		8,097
Rexford Industrial Realty Inc			354		10,324
Ringcentral Inc			3		158
RLJ Lodging Trust			235		5,168
Rmr Group Inc			1		82
Rogers Corp			1		54
Rollins Inc			6		297

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Rpc Inc			2		59
RPX Corp			24		325
RSP Permian Inc			22		903
Ruth Hospitality Group Inc			1		26
Ryanair Holdings Plc			109		11,356
Sabra Health Care Reit Inc			20		374
Sabre Corp			120		2,468
Sage Therapeutics Inc			2		305
Sally Beauty Holdings Inc			2		45
Sangamo Therapeutics Inc			1		16
Sarepta Therapeutics Inc			1		67
Scholastic Corp			6		247
Schweitzer Mauduit Intl Inc			12		536
Scientific Games Corp			4		187
Scotts Miracle-Gro Co			3		280
Seattle Genetics Inc			1		78
Select Medical Holdings Corp			10		178
Semtech Corp			6		190
Sensient Technologies Corp			3		234
Service Corp International			9		346
Servicemaster Global Holdings			5		248
Servisfirst Bancshares Inc			2		64
Shiloh Industries Inc			1		8
Shutterfly Inc			1		61

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Signature Bank			1		142
Silicon Laboratories Inc			4		350
Silvercrest Asset Management G			1		15
Simon Property Group Inc			195		33,516
Simpson Manufacturing Co Inc			2		96
Sina Corp			16		1,608
Six Flags Entertainment Corp			2		144
Skechers USA Inc			19		712
Sleep Number Corp			83		3,121
SLM Corp			134		1,505
Sociedad Quimica Y Minera De C			30		1,781
Spark Therapeutics Inc			1		74
Spectrum Brands Holdings Inc			1		154
Sps Commerce Inc			1		37
Spx Corp			6		196
Spx Flow Inc			3		131
Src Energy Inc			21		183
Ss&C Technologies Holdings Inc			7		291
Stamps.Com Inc			2		381
Standard Motor Products Inc			10		445
Standex International Corp			2		184
Startek Inc			1		2
Starwood Property Trust Inc			27		585
Steelcase Inc			1		20

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Stepan Co			1		91
Sterling Construction Co Inc			6		97
Steven Madden Ltd			21		997
Stifel Financial Corp			15		869
Stoneridge Inc			5		119
Store Capital Corp			211		5,489
Strayer Education Inc			1		20
Sucampo Pharmaceuticals			4		76
Suncoke Energy Inc			34		409
Supernus Pharmaceuticals Inc			8		304
Surmodics Inc			1		25
Svb Financial Group			1		291
Sykes Enterprises Inc			20		621
Syndax Pharmaceuticals Inc			6		53
Synnex Corp			3		404
Taiwan Semiconductor Manufacture			1,617		12,468
Taiwan Semiconductor SP			795		31,563
Take-Two Interactive Software			6		693
Tal Education Group			43		1,263
Tanger Factory Outlet Center			154		4,075
Taubman Centers Inc			98		6,385
Taylor Morrison Home Corp			23		564
Tech Data Corp			1		45
Telecom Argentina			21		759

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Teledyne Technologies Inc			3		498
Telekomunikasi Indonesia Perse			229		7,385
Teletech Holdings Inc			18		754
Tempur Sealy International			2		135
Tenneco Inc			4		172
Ternium Sa			121		3,808
Terreno Realty Corp			3		105
Tesaro Inc			1		115
Tetra Tech Inc			13		659
Texas Capital Bancshares Inc			4		323
Texas Roadhouse Inc			2		80
Therapeuticsmd Inc			10		60
Theravance Biopharma Inc			3		84
Third Point Reinsurance Ltd			5		76
Tile Shop Holdings Inc			2		18
Tivity Health Inc			5		189
Toro Co			6		390
Tpi Composites Inc			3		72
Trade Desk Inc			1		40
Transunion			5		269
Travelport Worldwide Ltd			2		24
Treehouse Foods Inc			2		109
Trex Co Inc			1		143
Trinet Group Inc			5		211

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Trinseo SA			11		765
Triple-S Management Corp			5		120
Tronc Inc			2		34
Trueblue Inc			3		73
Ttm Technologies Inc			3		40
Tupperware Brands Corp			17		1,085
Tutor Perini Corp			12		304
Two Harbors Investment Corp			39		642
Tyler Technologies Inc			2		296
Ultimate Software Group Inc			1		206
Ultra Clean Holdings Inc			15		347
Ultragenyx Pharmaceutical Inc			1		52
Unilever Indonesia Tbk			6		192
United Therapeutics Corp			1		78
Universal Corp			6		302
Universal Forest Products			1		12
Universal Insurance Holdings I			9		254
Us Ecology Inc			3		133
Us Physical Therapy Inc			2		151
Us Silica Holdings Inc			12		403
Vail Resorts Inc			2		410
Validus Holdings Ltd			10		451
Valmont Industries Inc			1		73
Valvoline Inc			21		533

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Vanda Pharmaceuticals Inc			5		70
Varex Imaging Corp			3		111
Varonis Systems Inc			6		294
Vectrus Inc			2		63
Veeva Systems Inc			3		175
Ventas Inc			222		13,318
Versartis Inc			5		11
Versum Materials Inc			6		231
Videocon D2H Ltd			312		2,969
Virtus Investment Partners			7		842
Visteon Corp			1		182
Vocera Communications Inc			2		55
Vonage Holdings Corp			6		64
Vornado Realty Trust			34		2,653
Wabash National Corp			2		51
Wageworks Inc			1		82
Walker & Dunlop Inc			17		808
Washington Federal Inc			16		542
Washington Reit			134		4,177
Waterstone Financial Inc			2		36
Watsco Inc			2		179
Wave Life Sciences Ltd			1		23
Weibo Corp			28		2,861
Welbilt Inc			5		122

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Wellcare Health Plans Inc			2		322
Welltower Inc			281		17,915
Wesco International Inc			27		1,840
West Pharmaceutical Services I			3		259
Western New England Bancorp In			2		24
Wex Inc			2		243
White Mountains Insurance Grou			1		338
Wildhorse Resource development			18		323
Willis Lease Finance Corp			1		6
Winmark Corp			1		157
Winnebago Industries			1		10
Woodward Inc			13		978
World Fuel Services Corp			33		927
Worthington Industries			3		158
Wpx Energy Inc			19		274
X5 Retail Group			2		101
Xencor Inc			5		109
Xo Group Inc			13		232
Xpo Logistics Inc			5		475
Yandex Nv			471		15,400
Yelp Inc			5		192
YRC Worldwide Inc			7		99
Zebra Technologies Corp			3		262
Zix Corp			26		114

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Polyus Pjsc			91		3,643
Total U.S. equities					2,376,887

Synthetic guaranteed invesment contracts (GICs):
Voya Retirement Ins & Annuity Co 60266
1-3 Year Government Bond Index Fund			379		43,851
Mortgage-Backed Securities Index Fund			1,715		87,894
Commercial Mortgage-Backed Securities Index Fund			465		13,393
Intermediate Government Bond Index Fund			854		36,106
Intermediate Term Credit Bond Index Fund			1,988		108,839
Asset-Backed Securities Index Fund			1,999		68,782
1-3 Year Credit Bond Index Non-Lendable Fund			1,912		22,921
Wrapper					501
Fair value of contract					382,287

Prudential GA-62194
Treasury Note	1.88%	9/30/2022	233		231
Treasury Note	1.38%	9/30/2019	4,597		4,574
Treasury Note	2.25%	11/15/2027	2,247		2,222
Treasury Note	2.13%	11/30/2024	1,254		1,240
Treasury Note	1.88%	12/15/2020	931		929
Treasury Note	1.25%	11/30/2018	1,120		1,116
Treasury Note	2.00%	11/30/2020	10,204		10,232
Treasury Note	1.50%	1/31/2019	12,680		12,713

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Treasury Note	1.63%	4/30/2019	11,860		11,857
Treasury Note	2.38%	8/15/2024	442		447
Treasury Note	2.13%	9/30/2021	9,936		9,996
Treasury Note	2.00%	2/15/2025	3,091		3,045
Treasury Note	1.75%	3/31/2022	13,761		13,596
Treasury Note	2.25%	11/15/2025	11,632		11,563
Treasury Note	2.00%	11/30/2022	1,080		1,072
Treasury Note	2.13%	12/31/2022	7,034		7,006
Treasury Note	2.63%	11/15/2020	3,888		3,971
Treasury Note	1.38%	4/30/2021	6,135		6,017
Treasury Note	1.38%	5/31/2021	2,697		2,640
Treasury Note	1.00%	11/15/2019	5,914		5,827
Treasury Note	1.25%	12/31/2018	6,813		6,776
Treasury Note	2.13%	6/30/2021	3,572		3,579
Treasury Note	1.88%	4/30/2022	5,796		5,745
Treasury Note	2.38%	5/15/2027	3,028		3,029
Treasury Note	2.13%	5/15/2025	2,571		2,539
Treasury Note	2.13%	6/30/2022	8,406		8,391
Treasury Note	1.63%	6/30/2020	8,572		8,509
Treasury Note	1.25%	6/30/2019	3,643		3,611
Fnma	1.13%	10/19/2018	110		110
Fnma	0.88%	5/21/2018	426		425
Fnma	1.63%	11/27/2018	237		237
Fhlmc	1.50%	1/17/2020	599		598

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fhlmc	1.38%	4/20/2020	757		748
Fhlmc	1.38%	8/15/2019	142		142
Pefco	4.30%	12/15/2021	560		604
Fgold 30Yr Giant	5.50%	1/1/2035	99		108
Fgold 30Yr Giant	4.50%	6/1/2039	168		181
Fgold 30Yr Giant	4.00%	11/1/2039	433		459
Fgold 30Yr Giant	4.50%	12/1/2039	269		290
Fgold 30Yr Giant	5.50%	1/1/2040	139		153
Fgold 30Yr Giant	4.00%	12/1/2040	387		408
Fgold 30Yr Giant	4.00%	12/1/2040	403		425
Fgold 30Yr Giant	4.00%	2/1/2041	690		729
Fgold 30Yr Giant	4.50%	4/1/2041	938		1,014
Fgold 30Yr Giant	3.00%	6/1/2042	483		486
Fgold 30Yr Giant	3.50%	9/1/2042	901		931
Fgold 15Yr Giant	2.00%	1/1/2032	162		158
Fgold 30Yr Giant	5.50%	6/1/2038	600		660
Fgold 30Yr Giant	4.50%	10/1/2039	642		692
Fgold 30Yr Giant	4.50%	11/1/2039	128		138
Fgold 30Yr Giant	3.50%	5/1/2045	1,752		1,808
Fgold 30Yr Giant	4.00%	11/1/2045	1,168		1,230
Fgold 30Yr Giant	3.50%	12/1/2045	2,937		3,030
Fgold 30Yr Giant	3.00%	12/1/2046	1,511		1,516
Fgold 30Yr Giant	4.00%	12/1/2046	787		825
Fgold 30Yr Giant	3.00%	1/1/2047	1,948		1,954

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fgold 15Yr Giant	2.50%	12/1/2031	381		382
Fgold 20Yr	3.00%	1/1/2037	459		468
Fgold 15Yr	4.00%	6/1/2026	368		388
Fgold 15Yr	4.00%	7/1/2026	228		241
Fgold 30Yr	3.00%	12/1/2042	795		801
Fgold 30Yr	3.00%	10/1/2042	505		508
Fgold 30Yr	3.00%	1/1/2043	1,566		1,577
Fgold 30Yr	4.00%	11/1/2040	380		400
Fgold 30Yr	4.00%	12/1/2040	848		894
Fgold 15Yr	2.50%	11/1/2027	375		375
Fgold 15Yr	2.50%	8/1/2028	381		383
Fgold 15Yr	3.00%	8/1/2029	508		519
Fgold 15Yr	2.50%	4/1/2031	675		675
Fgold 30Yr	5.00%	8/1/2041	1,221		1,319
Fgold 30Yr	5.00%	7/1/2041	318		344
Fhlmc Gold 30Yr	2.50%	1/1/2043	439		428
Fhlmc Gold 30Yr	3.00%	2/1/2043	955		962
Fhlmc Gold 30Yr	3.50%	9/1/2043	1,297		1,340
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	878		898
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	1,294		1,324
Fnma 30Yr	5.50%	5/1/2037	156		173
Fnma 30Yr	5.50%	6/1/2033	198		219
Fnma 30Yr	5.50%	10/1/2033	251		277
Fnma 30Yr	4.00%	12/1/2040	632		668

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma 30Yr	4.00%	1/1/2041	845		894
Fnma 30Yr	4.50%	2/1/2041	1,462		1,575
Fnma 30Yr	4.00%	2/1/2041	336		355
Fnma 15Yr	3.50%	9/1/2026	250		260
Fnma 30Yr	4.00%	1/1/2042	940		993
Fnma 30Yr	3.00%	10/1/2043	57		57
Fnma 30Yr	5.00%	12/1/2034	451		490
Fnma 15Yr	3.00%	5/1/2027	913		934
Fnma 30Yr	4.50%	5/1/2039	168		182
Fnma 30Yr	3.50%	8/1/2042	945		977
Fnma 30Yr	3.50%	5/1/2042	2,473		2,555
Fnma 15Yr	2.50%	4/1/2028	176		178
Fnma 30Yr	3.00%	12/1/2042	518		521
Fnma 30Yr	3.00%	1/1/2043	994		1,000
Fnma 30Yr	3.00%	2/1/2043	1,084		1,091
Fnma 30Yr	3.00%	7/1/2043	727		732
Fnma 30Yr	3.50%	3/1/2043	941		973
Fnma 30Yr	3.00%	10/1/2043	323		325
Fnma 15Yr	3.00%	8/1/2028	629		643
Fnma 30Yr	4.00%	9/1/2044	783		822
Fnma 30Yr	4.00%	7/1/2045	673		707
Fnma 30Yr	3.50%	6/1/2045	2,277		2,349
Fnma 30Yr	4.00%	12/1/2045	1,280		1,343
Fnma 30Yr	3.50%	4/1/2046	1,378		1,421

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma 15Yr	2.00%	8/1/2031	558		545
Fnma 30Yr	2.50%	9/1/2046	754		729
Fnma 20Yr	3.00%	11/1/2036	1,415		1,443
Fnma 30Yr	3.00%	12/1/2046	313		314
Fnma 30Yr	3.00%	1/1/2047	784		786
Fnma 15Yr	2.50%	7/1/2028	409		412
Fnma 30Yr	3.00%	9/1/2043	243		245
Fnma 15Yr	2.50%	8/1/2028	431		435
Fnma 15Yr	2.50%	8/1/2028	39		39
Fnma 15Yr	3.00%	11/1/2028	321		329
Fnma 30Yr	4.00%	10/1/2043	310		327
Fnma 15Yr	2.50%	2/1/2029	379		380
Fnma 15Yr	3.50%	7/1/2027	867		902
Fnma 30Yr	5.50%	4/1/2034	209		231
Fnma 30Yr	5.00%	4/1/2034	1,007		1,090
Fnma 30Yr	5.50%	9/1/2034	202		223
Fnma 30Yr	5.00%	7/1/2035	296		321
Fnma 30Yr	5.50%	2/1/2035	359		396
Fnma 30Yr	6.50%	12/1/2037	138		154
Fnma 30Yr	6.00%	5/1/2038	608		685
Fnma 30Yr	4.00%	9/1/2040	365		385
Fnma 30Yr	5.50%	3/1/2038	213		235
Fnma 30Yr	4.00%	3/1/2039	121		128
Fnma 30Yr	4.50%	2/1/2041	1,261		1,358

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnma 30Yr	4.50%	3/1/2041	502		541
Fnma 30Yr	3.50%	5/1/2042	991		1,024
Fnma 30Yr	3.50%	9/1/2042	366		379
Fnma 30Yr	3.50%	6/1/2042	2,446		2,527
Fnma 15Yr	2.50%	9/1/2027	1,542		1,557
Fnma 30Yr	3.00%	10/1/2042	522		525
Fnma 30Yr	3.50%	11/1/2042	1,355		1,401
Fnma 30Yr	3.00%	12/1/2042	1,406		1,414
Fnma 30Yr	3.00%	1/1/2043	247		248
Fnma 30Yr	3.00%	1/1/2043	727		731
Fnma 30Yr	3.00%	1/1/2043	1,013		1,019
Fnma 30Yr	3.00%	3/1/2043	1,118		1,125
Fnma 30Yr	4.50%	9/1/2039	215		233
Fnma 20Yr	4.50%	6/1/2031	346		370
Fnma 15Yr	3.50%	3/1/2026	84		88
Fnma 30Yr	3.50%	1/1/2046	770		794
Fnma 30Yr	3.00%	1/1/2047	656		657
Fnma 15Yr	3.50%	2/1/2026	179		186
Fnma 30Yr	4.00%	7/1/2040	172		182
Fnma 30Yr	3.50%	6/1/2039	272		282
Fnma 15Yr	3.50%	10/1/2025	90		94
Fnma 30Yr	4.00%	10/1/2040	128		136
Gnma 30Yr	3.50%	1/15/2042	674		703
Gnma 30Yr	3.00%	11/15/2042	945		959

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Gnma2 30Yr	4.00%	4/20/2042	217		228
Gnma2 30Yr	3.00%	8/20/2042	392		399
Gnma2 30Yr	3.50%	8/20/2042	1,259		1,313
Gnma2 30Yr	3.00%	9/20/2042	791		805
Gnma2 30Yr	3.50%	9/20/2042	984		1,027
Gnma2 30Yr	3.50%	10/20/2042	976		1,018
Gnma2 30Yr	3.00%	12/20/2042	404		411
Gnma2 30Yr	3.00%	1/20/2043	572		582
Gnma2 30Yr	3.50%	5/20/2043	1,205		1,257
Gnma2 30Yr	4.50%	6/20/2044	691		730
Gnma2 30Yr	3.50%	10/20/2044	1,301		1,354
Gnma2 30Yr	4.00%	10/20/2044	677		711
Gnma2 30Yr	3.00%	12/20/2044	337		342
Gnma2 30Yr	3.50%	4/20/2045	1,775		1,847
Gnma2 30Yr	3.50%	6/20/2045	669		697
Gnma2 30Yr	3.00%	8/20/2045	713		722
Gnma2 30Yr	3.00%	9/20/2045	701		709
Gnma2 30Yr	4.00%	12/20/2045	1,679		1,762
Gnma2 30Yr	3.50%	9/20/2046	730		758
Gnma2 30Yr	3.00%	10/20/2046	2,149		2,175
Gnma2 30Yr	4.00%	10/20/2046	352		369
Gnma2 30Yr	3.50%	11/20/2046	280		290
Gnma2 30Yr	4.00%	11/20/2046	438		459
Gnma2 30Yr	2.50%	12/20/2046	429		419

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Gnma2 30Yr	3.00%	12/20/2046	2,207		2,234
Gnma2 30Yr	3.50%	12/20/2046	2,460		2,554
Gnma2 30Yr	4.00%	3/20/2047	1,159		1,212
Gnma 30Yr	3.50%	5/15/2043	449		469
Gnma 30Yr	3.00%	3/15/2043	489		497
Gnma2 15Yr	3.00%	3/20/2027	233		239
Gnma2 30Yr	5.00%	8/20/2039	139		151
Gnma2 30Yr	4.50%	5/20/2040	591		630
Gnma2 30Yr	4.50%	7/20/2040	359		383
Gnma2 30Yr	4.00%	9/20/2040	437		460
Gnma2 30Yr	4.00%	10/20/2040	665		701
Gnma2 30Yr	4.50%	10/20/2040	380		405
Gnma2 30Yr	4.50%	12/20/2040	538		574
Gnma2 30Yr	4.00%	2/20/2041	144		152
Gnma2 30Yr	4.00%	1/20/2041	262		276
Gnma2 30Yr	4.00%	3/20/2041	400		420
Gnma2 30Yr	5.00%	4/20/2041	479		522
Gnma2 30Yr	4.50%	8/20/2041	471		504
Gnma2 30Yr	4.50%	7/20/2041	161		172
Gnma 30Yr	4.50%	11/15/2039	283		301
Gnma 30Yr	4.50%	4/15/2040	570		604
Gnma 30Yr	5.00%	5/15/2035	157		171
Gnma 30Yr Platinum	5.00%	7/15/2039	253		277
Gnma 30Yr	5.50%	4/15/2038	141		156

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Gnma 30Yr	5.50%	6/15/2038	231		256
Fnma 30Yr Tba(Reg A)	3.00%	1/11/2018	2,366		2,367
Fnma 30Yr Tba(Reg A)	4.00%	1/11/2018	2,366		2,477
Fnma 30Yr Tba(Reg A)	3.50%	1/11/2018	789		810
Fgold 30Yr Tba(Reg A)	4.00%	1/11/2018	394		413
Fgold 30Yr Tba(Reg A)	3.50%	1/11/2018	1,971		2,027
Fnma 15Yr Tba(Reg B)	3.00%	2/15/2018	1,183		1,205
Fnma 30Yr Tba(Reg A)	3.50%	2/13/2018	789		809
Fgold 30Yr Tba(Reg A)	3.50%	2/13/2018	789		810
Chait_12-A7	2.16%	9/15/2024	473		468
Chait_14-A2	2.77%	3/15/2023	631		641
Comm_15-Pc1	3.62%	7/10/2050	789		819
Comm_15-Cr25	3.51%	8/10/2048	1,104		1,142
Comm_15-Cr26	3.63%	10/10/2048	1,183		1,235
Comm_16-Dc2	3.50%	2/10/2049	789		814
Comm_16-Dc2	3.77%	2/10/2049	1,104		1,160
Csail_15-C3	3.45%	8/15/2048	789		809
Csail_16-C7	3.21%	11/15/2049	789		795
Fna_14-M9	3.10%	7/25/2024	726		748
Fna_17-M1	2.42%	10/25/2026	631		611
Fhms_K038	3.39%	3/25/2024	1,577		1,653
Jpmcc_13-C10	2.88%	12/15/2047	392		396
Jpmbb_15-C30	3.55%	7/15/2048	1,262		1,307
Msbam_15-C23	3.45%	7/15/2050	1,577		1,628

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Msbam_15-C26	3.21%	10/15/2048	331		334
	Msbam_15-C24	3.73%	5/15/2048	1,577		1,659
	Msbam_15-C25	3.37%	10/15/2048	1,104		1,133
	Chubb Ina Hldgs Inc	2.70%	3/13/2023	402		403
	Chubb Ina Hldgs Inc	3.35%	5/15/2024	276		285
	Chubb Ina Hldgs Inc	2.30%	11/3/2020	158		158
	Aetna Inc	2.75%	11/15/2022	213		212
	American Intl Grp Inc	4.13%	2/15/2024	442		473
	Arch Cap Fin Llc	4.01%	12/15/2026	39		41
	Axis Specialty Fin Llc	5.88%	6/1/2020	308		331
	Bnp Paribas Sa	2.38%	5/21/2020	339		340
	Bank Of Amer Corp	3.30%	1/11/2023	938		975
	Bank Of Amer Corp	4.13%	1/22/2024	828		896
	Bank Of Amer Corp	4.00%	4/1/2024	205		219
	Bank Of Amer Corp	4.00%	1/22/2025	284		300
	Bank Of Amer Corp	3.95%	4/21/2025	552		575
	Bank Of Amer Corp	3.42%	12/20/2028	372		373
*	Bank Of Ny Mellon Corp	3.40%	5/15/2024	205		214
	Barclays Plc	4.38%	1/12/2026	315		335
	Barclays Plc	4.34%	1/10/2028	315		333
	Berkshire Hathaway Inc	2.75%	3/15/2023	812		824
	Boston Properties Lp	3.85%	2/1/2023	284		300
	Cigna Corp	4.38%	12/15/2020	173		182
	Cigna Corp	4.00%	2/15/2022	173		184

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Capital One Bk Usa Na	3.38%	2/15/2023	229		234
Capital One Na	2.95%	7/23/2021	205		209
Commonwealth Bk Of Au	2.30%	3/12/2020	331		334
Coventry Hlth Care Inc	5.45%	6/15/2021	426		462
Credit Suisse Grp Fdg Guernsey Ltd	3.75%	3/26/2025	394		406
Credit Suisse Grp Fdg Guernsey Ltd	4.55%	4/17/2026	394		426
Credit Suisse Ny	4.38%	8/5/2020	394		420
Discover Finl Svcs	3.85%	11/21/2022	576		594
Goldman Sachs Grp Inc	6.00%	6/15/2020	16		17
Goldman Sachs Grp Inc	3.85%	7/8/2024	47		50
Goldman Sachs Grp Inc	5.75%	1/24/2022	118		134
Goldman Sachs Grp Inc	3.63%	1/22/2023	867		910
Goldman Sachs Grp Inc	3.85%	1/26/2027	796		831
Goldman Sachs Grp Inc	3.50%	11/16/2026	268		271
Goldman Sachs Grp Inc	3.50%	1/23/2025	386		398
Goldman Sachs Grp Inc	3.75%	5/22/2025	166		171
Government Properties Income Tr	3.75%	8/15/2019	95		97
Hsbc Hldgs Plc	4.88%	1/14/2022	355		390
Hsbc Bk Usa Na	4.88%	8/24/2020	552		593
Hartford Finl Svcs Grp Inc	5.50%	3/30/2020	379		409
Hartford Finl Svcs Grp Inc	5.13%	4/15/2022	229		252
Jpmorgan Chase & Co	4.35%	8/15/2021	315		340
Jpmorgan Chase & Co	3.20%	1/25/2023	331		342
Jpmorgan Chase & Co	3.88%	2/1/2024	513		547
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Jpmorgan Chase & Co	3.63%	5/13/2024	631		659
Jpmorgan Chase & Co	3.88%	9/10/2024	308		324
Jpmorgan Chase & Co	3.13%	1/23/2025	986		1,005
Jpmorgan Chase & Co	3.90%	7/15/2025	434		462
Keycorp	5.10%	3/24/2021	110		120
Marsh & Mclennan Cos Inc	3.50%	6/3/2024	197		204
Metlife Inc	4.37%	9/15/2023	16		17
Morgan Stanley	4.00%	7/23/2025	655		697
Morgan Stanley	3.88%	4/29/2024	1,262		1,326
Morgan Stanley	3.88%	1/27/2026	505		534
Morgan Stanley	5.50%	7/28/2021	134		150
Nomura Hldgs Inc	2.75%	3/19/2019	426		432
Pnc Finl Svcs Grp Inc	3.90%	4/29/2024	87		91
Pnc Finl Svcs Grp Inc	4.38%	8/11/2020	118		126
Pnc Bk Na	3.25%	6/1/2025	394		401
Santander Uk Grp Hldgs Plc	2.88%	10/16/2020	197		199
Santander Uk Plc	2.35%	9/10/2019	205		207
Select Income Reit	2.85%	2/1/2018	95		96
Simon Property Grp Lp	3.75%	2/1/2024	789		833
Svenska Handelsbanken Ab	2.50%	1/25/2019	394		400
Travelers Cos Inc	5.80%	5/15/2018	442		451
Ubs Ag Stamford	2.38%	8/14/2019	394		398
Us Bancorp	3.70%	1/30/2024	181		193
Us Bancorp	2.63%	1/24/2022	591		602

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Unitedhealth Grp Inc	4.70%	2/15/2021	189		205
Unitedhealth Grp Inc	3.75%	7/15/2025	126		135
Unitedhealth Grp Inc	3.10%	3/15/2026	110		112
Unitedhealth Grp Inc	2.95%	10/15/2027	276		277
Ventas Realty Lp	3.85%	4/1/2027	197		203
Wellpoint Inc	3.13%	5/15/2022	631		639
Wellpoint Inc	3.30%	1/15/2023	181		187
Wells Fargo & Co	2.10%	7/26/2021	394		391
Wells Fargo & Co	4.13%	8/15/2023	24		25
Abb Fin Usa Inc	2.88%	5/8/2022	63		64
At&T Inc	5.50%	2/1/2018	158		162
At&T Inc	3.60%	2/17/2023	907		940
At&T Inc	4.45%	4/1/2024	410		438
At&T Inc	3.90%	8/14/2027	449		460
Abbott Labs	2.55%	3/15/2022	134		134
Abbott Labs	3.25%	4/15/2023	150		153
Abbvie Inc	3.60%	5/14/2025	489		505
Actavis Fdg Scs	3.80%	3/15/2025	544		560
Agrium Inc	3.50%	6/1/2023	252		260
Altria Grp Inc	4.00%	1/31/2024	379		408
Amazoncom Inc	2.80%	8/22/2024	134		135
American Airlines Inc	3.70%	10/1/2026	59		61
American Airlines Inc	4.95%	1/15/2023	230		250
Amgen Inc	3.45%	10/1/2020	237		245

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Amgen Inc	3.63%	5/22/2024	118		123
Amgen Inc	2.65%	5/11/2022	426		426
Anadarko Petroleum Corp	5.55%	3/15/2026	79		90
Anheuser Busch Inbev Worldwide Inc	5.38%	1/15/2020	1,072		1,164
Anheuser Busch Inbev Fin Inc	3.30%	2/1/2023	87		90
Apache Corp	3.25%	4/15/2022	205		208
Apple Inc	2.40%	5/3/2023	552		548
Apple Inc	3.25%	2/23/2026	986		1,017
Autozone Inc	2.88%	1/15/2023	158		159
Bat Cap Corp	3.22%	8/15/2024	481		487
Bp Cap Markets Plc	4.75%	3/10/2019	213		223
Bp Cap Markets Plc	3.25%	5/6/2022	426		439
Baxalta Inc	4.00%	6/23/2025	465		481
Becton Dickinson & Co	3.73%	12/15/2024	284		291
British Telecom Plc	5.95%	1/15/2018	426		438
Buckeye Partners Lp	2.65%	11/15/2018	63		63
Burlington Northern Santa Fe Llc	3.40%	9/1/2024	244		256
Burlington Northern Santa Fe Corp	5.75%	3/15/2018	331		339
Cbs Corp	4.30%	2/15/2021	79		84
Cvs Hlth Corp	3.88%	7/20/2025	497		520
Ca Inc	3.60%	8/1/2020	181		188
Canadian Natl Railway Co	5.55%	3/1/2019	315		333
Cardinal Hlth Inc	4.63%	12/15/2020	197		208
Cardinal Hlth Inc	3.20%	6/15/2022	8		8

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Caterpillar Inc	3.90%	5/27/2021	323		341
Caterpillar Inc	2.60%	6/26/2022	87		87
Celgene Corp	3.63%	5/15/2024	268		277
Cenovus Energy Inc	4.25%	4/15/2027	63		64
Charter Comms Operating Llc	4.91%	7/23/2025	505		547
Chevron Corp	2.36%	12/5/2022	221		219
Chevron Corp	3.19%	6/24/2023	142		146
Cintas Corp No 2	3.70%	4/1/2027	197		207
Cisco Systems Inc	3.00%	6/15/2022	142		145
Cisco Systems Inc	1.85%	9/20/2021	118		117
Coca Cola Co	3.15%	11/15/2020	197		203
Comcast Corp	3.60%	3/1/2024	481		507
Comcast Corp	3.00%	2/1/2024	379		386
Conocophillips Co	2.40%	12/15/2022	323		320
Continental Airlines Inc	4.15%	4/11/2024	98		104
Continental Airlines Inc	4.00%	10/29/2024	132		139
John Deere Cap Corp	2.80%	1/27/2023	252		257
John Deere Cap Corp	2.80%	3/6/2023	268		272
Delta Air Lines Inc	6.82%	8/10/2022	80		93
Diamond Fin Corp 1 & 2	3.48%	6/1/2019	757		769
Walt Disney Co	2.75%	8/16/2021	158		162
Walt Disney Co	1.85%	7/30/2026	213		197
Discovery Comm Llc	5.63%	8/15/2019	63		68
Discovery Comm Llc	3.95%	3/20/2028	197		198

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Dominion Gas Hldgs Llc	3.55%	11/1/2023	103		105
Dow Chemical Co	8.55%	5/15/2019	221		242
Dow Chemical Co	3.00%	11/15/2022	434		438
Dupont Ei De Nemours & Co	4.63%	1/15/2020	300		321
Dupont Ei De Nemours & Co	2.80%	2/15/2023	126		127
Eog Resources Inc	4.10%	2/1/2021	189		201
Eog Resources Inc	3.15%	4/1/2025	55		55
Eastman Chemical Co	3.80%	3/15/2025	274		289
Ecolab Inc	4.35%	12/8/2021	175		187
Enterprise Products Operating Llc	3.35%	3/15/2023	599		617
Equifax Inc	3.30%	12/15/2022	134		133
Express Scripts Hldg Co	4.50%	2/25/2026	126		136
Exxon Mobil Corp	2.40%	3/6/2022	221		222
Exxon Mobil Corp	3.04%	3/1/2026	473		485
Fidelity Natl Information Svcs Inc	3.88%	6/5/2024	60		63
Fidelity Natl Information Svcs Inc	4.50%	10/15/2022	125		135
Fiserv Inc	3.85%	6/1/2025	276		289
Ford Motor Cr Co Llc	4.13%	8/4/2025	197		207
Ford Motor Cr Co Llc	2.55%	10/5/2018	79		80
Ford Motor Cr Co Llc	3.81%	1/9/2024	678		705
Fortune Brands Home & Sec Inc	3.00%	6/15/2020	166		167
General Dynamics Corp	2.25%	11/15/2022	284		281
General Elec Co	2.70%	10/9/2022	718		721
General Elec Co	4.65%	10/17/2021	158		171

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
General Elec Co	3.15%	9/7/2022	457		469
General Motors Co	4.88%	10/2/2023	757		828
Gilead Sciences Inc	4.50%	4/1/2021	402		433
Gilead Sciences Inc	3.50%	2/1/2025	260		273
Glaxosmithkline Cap Inc	2.80%	3/18/2023	39		40
Glaxosmithkline Cap Plc	2.85%	5/8/2022	24		24
Halliburton Co	3.80%	11/15/2025	142		148
Hewlett Packard Co	4.30%	6/1/2021	268		282
Home Depot Inc	3.75%	2/15/2024	1,333		1,424
Home Depot Inc	2.63%	6/1/2022	205		207
Ingersoll Rand Global Hldg Co Ltd	6.88%	8/15/2018	300		316
Ingersoll Rand Global Hldg Co Ltd	4.25%	6/15/2023	221		236
Ibm Corp	8.38%	11/1/2019	363		408
Ibm Corp	3.63%	2/12/2024	315		335
International Paper Co	4.75%	2/15/2022	219		240
International Paper Co	3.65%	6/15/2024	954		987
Johnson & Johnson	2.45%	3/1/2026	670		659
Kinder Morgan Energy Partners Lp	4.15%	2/1/2024	126		133
Kraft Foods Grp Inc	5.38%	2/10/2020	289		312
Kraft Heinz Foods Co	3.00%	6/1/2026	418		403
Kroger Co	2.30%	1/15/2019	71		72
Lyb Intl Fin Ii Bv	3.50%	3/2/2027	79		80
Laboratory Corp Of Amer	3.60%	2/1/2025	331		341
Laboratory Corp Of Amer	3.25%	9/1/2024	63		64

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Lockheed Martin Corp	3.10%	1/15/2023	252		260
Lyondellbasell Inds Nv	6.00%	11/15/2021	402		450
Lyondellbasell Inds Nv	5.75%	4/15/2024	260		300
Mplx Lp	4.50%	7/15/2023	315		340
Marriott Intl Inc	3.13%	6/15/2026	237		233
Mastercard Inc	3.38%	4/1/2024	197		206
Mcdonalds Corp	2.63%	1/15/2022	205		208
Mcdonalds Corp	1.88%	5/29/2019	173		173
Mckesson Corp	4.75%	3/1/2021	315		339
Medtronic Inc	3.50%	3/15/2025	655		686
Merck & Co Inc	3.88%	1/15/2021	796		846
Merck & Co Inc	2.80%	5/18/2023	134		136
Microsoft Corp	2.40%	8/8/2026	946		922
Monsanto Co	3.38%	7/15/2024	158		163
Mylan Inc	2.55%	3/28/2019	79		79
Nbcuniversal Media Llc	2.88%	1/15/2023	173		178
Newell Brands Inc	4.20%	4/1/2026	118		125
Noble Energy Inc	4.15%	12/15/2021	197		206
Norfolk Southern Corp	5.75%	4/1/2018	87		89
Norfolk Southern Corp	5.90%	6/15/2019	599		632
Northrop Grumman Corp	5.05%	8/1/2019	315		336
Novartis Cap Corp	2.40%	9/21/2022	442		442
Occidental Petroleum Corp	4.10%	2/1/2021	284		302
Occidental Petroleum Corp	2.60%	4/15/2022	142		143

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Oneok Partners Lp	8.63%	3/1/2019	292		320
Oneok Partners Lp	3.38%	10/1/2022	79		80
Oracle Corp	5.00%	7/8/2019	260		278
Oracle Corp	2.95%	5/15/2025	418		421
Oracle Corp	1.90%	9/15/2021	158		156
Oracle Corp	2.65%	7/15/2026	473		467
Pepsico Inc	2.75%	3/5/2022	489		499
Pepsico Inc	3.60%	3/1/2024	221		234
Pfizer Inc	3.00%	12/15/2026	150		151
Philip Morris Intl Inc	4.50%	3/26/2020	134		142
Philip Morris Intl Inc	2.63%	3/6/2023	268		267
Procter & Gamble Co	2.30%	2/6/2022	71		71
Procter & Gamble Co	3.10%	8/15/2023	55		58
Raytheon Co	3.13%	10/15/2020	158		162
Raytheon Co	3.15%	12/15/2024	166		170
Republic Svcs Inc	5.50%	9/15/2019	189		202
Rio Tinto Fin Usa Ltd	3.75%	6/15/2025	103		108
Rock Tenn Co	4.90%	3/1/2022	103		112
Rockwell Collins Inc	3.50%	3/15/2027	315		324
Rogers Comm Inc	6.80%	8/15/2018	237		250
Rogers Comm Inc	3.00%	3/15/2023	110		111
Schlumberger Investment Sa	3.65%	12/1/2023	110		117
Scripps Networks Interactive Inc	3.50%	6/15/2022	292		295
Scripps Networks Interactive Inc	3.95%	6/15/2025	197		200

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Shell Intl Fin Bv	4.30%	9/22/2019	363		380
Shell Intl Fin Bv	2.00%	11/15/2018	1,033		1,036
Shire Acq Investments Ireland Dac	2.88%	9/23/2023	221		219
Jm Smucker Co	3.50%	3/15/2025	142		146
Stryker Corp	3.38%	5/15/2024	260		268
Thermo Fisher Scientific Inc	3.15%	1/15/2023	118		121
Thermo Fisher Scientific Inc	3.00%	4/15/2023	166		168
Time Warner Inc	4.75%	3/29/2021	308		331
Time Warner Inc	3.55%	6/1/2024	252		256
Time Warner Cable Llc	8.75%	2/14/2019	213		234
Total Cap Intl Sa	2.70%	1/25/2023	134		136
Total System Svcs Inc	4.80%	4/1/2026	16		17
21St Century Fox Amer Inc	6.90%	3/1/2019	749		806
21St Century Fox Amer Inc	3.00%	9/15/2022	192		197
Tyson Foods Inc	3.95%	8/15/2024	229		244
Unilever Cap Corp	4.25%	2/10/2021	292		313
Union Pacific Corp	4.00%	2/1/2021	371		394
United Parcel Svc Inc	5.13%	4/1/2019	63		66
United Parcel Svc Inc	3.13%	1/15/2021	221		229
United Technologies Corp	3.10%	6/1/2022	284		290
Verizon Comms Inc	3.38%	2/15/2025	809		822
Viacom Inc	5.63%	9/15/2019	110		117
Viacom Inc	3.13%	6/15/2022	158		156
Viacom Inc	3.88%	4/1/2024	110		111

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Waste Mgmt Inc	4.60%	3/1/2021	126		136
Waste Mgmt Inc	2.90%	9/15/2022	118		120
Western Gas Partners Lp	4.00%	7/1/2022	126		131
Williams Partners Lp	4.30%	3/4/2024	308		326
Wyeth Llc	6.45%	2/1/2024	205		253
Xto Energy Inc	5.50%	6/15/2018	197		201
Xylem Inc	4.88%	10/1/2021	268		292
Zimmer Hldgs Inc	2.70%	4/1/2020	205		207
Agl Cap Corp	3.50%	9/15/2021	284		293
Ameren Illinois Co	2.70%	9/1/2022	166		168
American Wtr Cap Corp	2.95%	9/1/2027	142		142
Appalachian Pwr Co	3.30%	6/1/2027	79		79
Baltimore Gas & Elec Co	3.35%	7/1/2023	134		140
Centerpoint Energy Houston Elec	2.25%	8/1/2022	134		133
Commonwealth Edison Co	2.95%	8/15/2027	221		221
Dominion Resources Inc	4.45%	3/15/2021	173		185
Duke Energy In Inc	3.75%	7/15/2020	158		166
Duke Energy Carolinas Llc	2.95%	12/1/2026	229		228
Emera Us Fin Lp	3.55%	6/15/2026	173		174
Entergy Corp	5.13%	9/15/2020	308		330
Entergy Louisiana Llc	2.40%	10/1/2026	118		113
Florida Pwr & Lt Co	2.75%	6/1/2023	47		48
Georgia Pwr Co	2.85%	5/15/2022	276		277
Lg&E & Ku Energy Llc	3.75%	11/15/2020	158		163

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
National Rural Utils Coop Fin Corp	2.30%	11/15/2019	213		214
Nisource Fin Corp	6.80%	1/15/2019	24		25
Northern States Pwr Co Mn	2.20%	8/15/2020	166		167
Oncor Elec Delivery Co Llc	2.95%	4/1/2025	189		190
Pseg Pwr Llc	3.00%	6/15/2021	284		287
Pacific Gas & Elec Co	3.85%	11/15/2023	371		388
Pacific Gas & Elec Co	3.40%	8/15/2024	276		285
Progress Energy Inc	4.88%	12/1/2019	394		414
Public Svc Co Of Colorado	2.50%	3/15/2023	16		16
Public Svc Elec & Gas Co	2.25%	9/15/2026	39		37
Puget Energy Inc	3.65%	5/15/2025	134		138
San Diego Gas & Elec Co	3.60%	9/1/2023	189		199
Southern Ca Edison Co	3.50%	10/1/2023	308		317
Hydro Quebec	8.05%	7/7/2024	110		147
Quebec Province Of	7.50%	7/15/2023	142		180
Quebec Province Of	7.13%	2/9/2024	449		568
Ca St	6.20%	3/1/2019	670		717
University Ca	3.06%	7/1/2025	749		769
America Movil Sab De Cv	5.00%	3/30/2020	473		505
Southern Copper Corp	3.88%	4/23/2025	197		206
Teva Pharmaceutical Fin Co Bv	2.95%	12/18/2022	339		304
Chile Rep Of	3.25%	9/14/2021	244		254
Colombia Rep Of	4.00%	2/26/2024	315		331
Ecopetrol Sa	4.13%	1/16/2025	71		73

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Export Import Bk Of Korea	4.38%	9/15/2021	410		435
Israel St Of	4.00%	6/30/2022	315		334
Petroleos Mexicanos	3.50%	1/30/2023	126		125
Petroleos Mexicanos	6.50%	3/13/2027	315		351
Mexico United Mexican States	3.63%	3/15/2022	426		447
Mexico United Mexican States	4.00%	10/2/2023	151		160
Cash			71		71
Wrapper					(159)
Fair value of contract					397,545

American General Life Contract No. 725840
Irs Usd 1.75000 12/21/16-10Y Cme	1.75%	12/21/2026	(15,851)		828
U S Treasury Note	2.00%	6/30/2024	6,309		6,189
U S Treasury Note	2.00%	5/31/2024	946		929
U S Treasury Note	2.00%	7/31/2022	39		39
U S Treasury Note	2.13%	6/30/2022	1,459		1,456
U S Treasury Note	2.00%	4/30/2024	5,047		4,957
U S Treasury Note	1.88%	4/30/2022	946		935
U S Treasury Note	1.75%	4/30/2022	394		388
U S Treasury Note	1.13%	1/31/2019	7,097		7,044
U S Treasury Note	1.75%	9/30/2022	513		502
U S Treasury Note	1.88%	8/31/2022	552		544
U S Treasury Note	1.75%	3/31/2022	2,366		2,327
U S Treasury Note	2.13%	12/31/2021	2,208		2,209

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
U S Treasury Note	1.75%	11/30/2019	39,429		39,334
U S Treasury Note	1.50%	7/15/2020	5,520		5,462
Fed Home Ln Mtge Glbl Nt (2.5Mmm)	1.63%	9/29/2020	1,735		1,716
Fed Home Ln Mtge Glbl Nt (6Mmm)	1.25%	10/2/2019	7,097		7,014
Fnma Nt (3.5Mmm)	1.75%	11/26/2019	7,097		7,075
Fnma Nt (3Mmm)	1.50%	2/28/2020	4,731		4,684
Fnma Nt (3Mmm)	2.00%	1/5/2022	5,599		5,565
Fnma Glbl Nt (500Mm)	1.25%	8/23/2019	1,341		1,326
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	4,137		4,160
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	2,061		2,219
Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	2,611		2,617
Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	117		121
Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	5,013		5,157
Gnma Ii Tba 4.0% Jan 30Yr Jmbo	4.00%	1/22/2048	6,388		6,659
Fhlmc Tba Gold 3.5% Feb 30Yr	3.50%	2/13/2048	3,627		3,719
Fnma Tba 5.0% Feb 30Yr	5.00%	2/13/2048	3,943		4,235
Fnma Tba 4.5% Feb 30Yr	4.50%	2/13/2048	3,154		3,352
Fnma Tba 4.0% Mar 30Yr	4.00%	3/13/2048	3,943		4,112
Fnma Tba 4.0% Feb 30Yr	4.00%	2/13/2048	17,901		18,696
Fnma Tba 3.5% Mar 30Yr	3.50%	3/13/2048	3,943		4,036
Fnma Tba 3.5% Feb 30Yr	3.50%	2/13/2048	7,097		7,276
Fnma Tba 3.0% Feb 30Yr	3.00%	2/13/2048	4,337		4,332
Fnma Tba 3.0% Jan 15Yr	3.00%	1/17/2033	7,334		7,470
Woodside Finance Ltd	8.75%	3/1/2019	315		338

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Wells Fargo & Company Sr Unsec	3.55%	9/29/2025	1,341		1,377
Wells Fargo & Company Sr Unsec	2.47%	1/24/2023	1,183		1,207
Verizon Communicationssr Unsec	3.50%	11/1/2024	2,997		3,055
Ubs Group Funding Switze Sr Unsec 144A	2.86%	8/15/2023	2,760		2,731
Toronto-Dominion Bank Sr Unsec	2.13%	4/7/2021	1,104		1,094
Toronto-Dominion Bank Sec 144A	2.25%	3/15/2021	1,104		1,098
Telstra Corp Ltd Nt 144A	4.80%	10/12/2021	237		254
Tech Data Corp Sr Unsec	3.70%	2/15/2022	710		713
Synchrony Financial Sr Unsec	2.61%	2/3/2020	1,577		1,600
Svenska Handelsbanken Ab Unsec	2.40%	10/1/2020	1,971		1,974
Sprint Spectrum / Spec I Sec 144A	3.36%	3/20/2023	518		522
Societe Generale Sr Unsec 144A	2.63%	9/16/2020	1,735		1,740
Santander Uk Group Hldgs Sr Unsec	2.88%	8/5/2021	1,656		1,654
Royal Bank Of Canada Covered	2.20%	9/23/2019	789		788
Royal Bank Of Canada	1.88%	2/5/2020	1,735		1,721
Ppl Wem Holdings Plc Sr Unsec 144A	5.38%	5/1/2021	710		761
Oracle Corp Sr Unsec	2.95%	11/15/2024	1,577		1,590
Nissan Motor Acceptance Sr Unsec 144A	2.15%	9/28/2020	315		313
Nissan Motor Acceptance Sr Unsec 144A	2.25%	1/13/2020	1,577		1,575
New York Life Global Fdg Sec 144A	2.00%	4/13/2021	315		311
New York Life Global Fdg 144A	1.95%	2/11/2020	1,656		1,646
Nationwide Bldg Society Sr Unsec 144A	2.45%	7/27/2021	867		861
National Australia Bk/Ny Sr Unsec	1.88%	7/12/2021	2,129		2,085
Metlife Inc Sr Unsec A	6.82%	8/15/2018	1,577		1,624

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Massmutual Global Fundin Sec 144A	2.00%	4/15/2021	1,301		1,282
Mufg Americas Hldgs Corp Sr Unsec	2.25%	2/10/2020	1,498		1,491
Lloyds Banking Group Plc Sr Unsec	2.91%	11/7/2023	1,104		1,096
Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	1,341		1,390
Jackson Natl Life Global Sec 144A	2.25%	4/29/2021	394		390
Jpmorgan Chase & Co Sr Unsec	3.13%	1/23/2025	4,889		4,921
Iberdrola Fin Ireland Co Gtd 144A	5.00%	9/11/2019	790		823
Ing Bank Nv Covered Sec 144A	2.63%	12/5/2022	1,065		1,067
Hsbc Holdings Plc Sr Unsec	5.10%	4/5/2021	2,997		3,221
Guardian Life Glob Sec 144A	2.00%	4/26/2021	1,577		1,546
Goldman Sachs Group Inc Sr Unsec	3.50%	1/23/2025	4,495		4,570
Goldman Sachs Group Inc Sr Unsec	2.91%	6/5/2023	473		470
General Motors Finl Co Sr Unsec	2.35%	10/4/2019	315		315
General Electric Co Sr Unsec	2.70%	10/9/2022	4,731		4,727
Enterprise Products Oper Co Gtd	6.50%	1/31/2019	631		659
Energy Transfer Partners Sr Unsec	4.15%	10/1/2020	902		932
Enbridge Inc Sr Unsec	1.75%	1/10/2020	1,262		1,264
Electricite De France Sr Unsec 144A	2.15%	1/22/2019	473		473
Electricite De France Nt 144A	6.50%	1/26/2019	1,341		1,403
Dominion Energy Gas Hldg Llc Sr Unsec	2.80%	11/15/2020	1,065		1,073
Deutsche Bank Ag Sr Unsec	4.25%	10/14/2021	1,104		1,150
Daimler Finance Na Llc Sr Unsec 144A	1.50%	7/5/2019	1,656		1,637
Crown Castle Towers Llc Co Gtd 144A	4.88%	8/15/2040	710		743
Rabobank Nederland Nt	4.50%	1/11/2021	3,154		3,345

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Commonwealth Bank Aust 144A	1.75%	11/7/2019	1,735		1,718
Caterpillar Finl Service Sr Unsec Mtn	1.90%	3/22/2019	1,183		1,181
Sky Plc Sr Unsec 144A	2.63%	9/16/2019	426		427
Bnp Paribas Sr Unsec 144A	2.95%	5/23/2022	946		949
Barclays Plc Sr Unsec	3.20%	8/10/2021	1,104		1,111
Banque Fed Cred Mutuel Sr Unsec 144A	2.00%	4/12/2019	789		786
Bank Of Nova Scotia Sec	1.88%	4/26/2021	3,470		3,404
Bank Of America	3.42%	12/20/2028	1,420		1,422
Bank Of America Corp Sr Unsec	4.00%	4/1/2024	1,577		1,669
Bp Capital Markets Plc Co Gtd	4.74%	3/11/2021	1,971		2,112
Aviation Capital Group Nt 144A	7.13%	10/15/2020	1,183		1,319
American Tower Corp Sr Unsec	5.90%	11/1/2021	473		524
Aig Inc	6.40%	12/15/2020	867		962
American Honda Finance Sr Unsec	1.74%	11/5/2021	2,366		2,369
At&T Inc Sr Unsec	3.40%	5/15/2025	1,341		1,320
Bab Ut St-B	3.54%	7/1/2025	1,617		1,687
Univ Of Pittsburgh Pa	2.32%	9/15/2021	1,814		1,813
Port Seattle-Txbl-B1	7.00%	5/1/2019	1,577		1,678
Ny St Urban Dev-B	2.10%	3/15/2022	3,154		3,142
Nys Twy-Txb-B-Babs	5.45%	4/1/2025	1,341		1,525
Met Trn Auth-A2-Babs	5.36%	11/15/2023	473		536
Kfw Sr Unsec	1.50%	2/6/2019	1,143		1,138
Industry Pub Facs-A	4.34%	7/1/2024	789		843
European Investment Bank Sr Unsec	2.00%	3/15/2021	1,774		1,763

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Cobb-Marietta Coliseu	2.55%	7/1/2021	986		992
	Vm Cash Ccp Cme Rdr Usd	0.01%	12/31/2060	59		59
	U S Treasury Repo	1.50%	1/3/2018	61,746		61,746
	U S Treasury Repo	1.68%	1/2/2018	28,231		28,231
	U S Treasury Repo	1.67%	1/2/2018	23,657		23,657
	U S Tips Repo	1.69%	1/2/2018	9,700		9,700
	Irs Usd 1.25000 12/21/16-2Y Cme	1.25%	12/21/2018	28,152		(170)
	Irs Usd 1.25000 06/15/16-2Y Cme	1.25%	6/15/2018	35,644		(74)
*	Collective Us Govt Stif 15 Bps	—%	12/1/2030	412		412
	U S Treasury Note	1.00%	11/30/2018	7,176		7,126
	Scslc 2005 A3 3Mlib+14Bp	1.62%	12/1/2023	294		294
	Slma 2006-6 A3 3Mlib+11Bp	1.48%	10/27/2025	392		391
	Slma 2006-5 A5 3Mlib+11Bp	1.48%	1/25/2027	365		365
	Slma 2007-1 A5 3Mlib+9	1.46%	1/26/2026	494		494
	Slma 2006-8 A5 3Mlib+11Bp	1.48%	1/27/2025	1,726		1,723
	Slma 2005-9 A6 3Mlib+55Bp	1.92%	10/26/2026	1,228		1,232
	Slma 2005-8 A4 3Mlib	1.92%	1/25/2028	2,395		2,407
	Slma 2005-7 A4 3Mlib+15Bp	1.52%	10/25/2029	1,406		1,398
	Slma 2005-6 A5A 3Mlib+11Bp	1.48%	7/27/2026	161		161
	Slma 2005-3 A5	1.46%	10/25/2024	441		440
	Slclt 2007-1 A4 3Mlib+6Bp	1.48%	5/15/2029	1,164		1,153
	Nordea Bank Ab Sr Unsec Frn 144A	2.44%	9/17/2018	946		951
	Navsl 2015-3 A1 1Mlib+32Bp	1.87%	7/25/2030	160		161
	Navsl 2015-1 A1 1Mlib+30Bp	1.85%	9/26/2022	104		104

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Jackson Natl Life Global Sec 144A	1.88%	10/15/2018	1,025		1,024
Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	96		105
Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	102		113
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	232		254
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	738		811
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	122		134
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	247		272
Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	96		106
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	9		10
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	338		374
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	189		209
Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	244		267
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	408		451
Fnma Pass Thru 30Yr #804303	5.50%	11/1/2034	21		23
Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	17		19
Fn Arm 793029 Us0006M+158.2 10.869	3.05%	7/1/2034	538		559
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	15		16
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	212		234
Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	216		237
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	18		20
Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	277		303
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	67		73
Fnma Pass Thru 20Yr #256600	5.50%	2/1/2027	1		2
Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	432		474

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fed Home Ln Mtge Glbl Nt (500Mm)	1.15%	9/14/2018	1,893		1,885
Fh Arm 1Q1534 H15T1Y+223.3 10.15	3.13%	6/1/2037	703		741
Chait 2015-A5 A	1.36%	4/15/2020	789		791
Net Unsettled Trades					(125,725)
Interest And Dividends Accrued/Receivable					1,507
Broker Cash Collateral Received					(24)
Centrally Cleared Swaps (Due To) / Due From Broker					(573)
Wrapper					(78)
Fair value of contract					314,269

Royal Bank of Canada Contract No. Citigroup01
Irs Usd 1.75000 12/21/16-10Y Cme	1.75%	12/21/2026	(15,851)		828
U S Treasury Note	2.00%	6/30/2024	6,309		6,189
U S Treasury Note	2.00%	5/31/2024	946		929
U S Treasury Note	2.00%	7/31/2022	39		39
U S Treasury Note	2.13%	6/30/2022	1,459		1,456
U S Treasury Note	2.00%	4/30/2024	5,047		4,957
U S Treasury Note	1.88%	4/30/2022	946		935
U S Treasury Note	1.75%	4/30/2022	394		388
U S Treasury Note	1.13%	1/31/2019	7,097		7,044
U S Treasury Note	1.75%	9/30/2022	513		502
U S Treasury Note	1.88%	8/31/2022	552		544
U S Treasury Note	1.75%	3/31/2022	2,366		2,327
U S Treasury Note	2.13%	12/31/2021	2,208		2,209

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
U S Treasury Note	1.75%	11/30/2019	39,429		39,334
U S Treasury Note	1.50%	7/15/2020	5,520		5,462
Fed Home Ln Mtge Glbl Nt (2.5Mmm)	1.63%	9/29/2020	1,735		1,716
Fed Home Ln Mtge Glbl Nt (6Mmm)	1.25%	10/2/2019	7,097		7,014
Fnma Nt (3.5Mmm)	1.75%	11/26/2019	7,097		7,075
Fnma Nt (3Mmm)	1.50%	2/28/2020	4,731		4,684
Fnma Nt (3Mmm)	2.00%	1/5/2022	5,599		5,565
Fnma Glbl Nt (500Mm)	1.25%	8/23/2019	1,341		1,326
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	4,137		4,160
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	2,061		2,219
Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	2,611		2,617
Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	117		121
Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	5,013		5,157
Gnma Ii Tba 4.0% Jan 30Yr Jmbo	4.00%	1/22/2048	6,388		6,659
Fhlmc Tba Gold 3.5% Feb 30Yr	3.50%	2/13/2048	3,627		3,719
Fnma Tba 5.0% Feb 30Yr	5.00%	2/13/2048	3,943		4,235
Fnma Tba 4.5% Feb 30Yr	4.50%	2/13/2048	3,154		3,352
Fnma Tba 4.0% Mar 30Yr	4.00%	3/13/2048	3,943		4,112
Fnma Tba 4.0% Feb 30Yr	4.00%	2/13/2048	17,901		18,696
Fnma Tba 3.5% Mar 30Yr	3.50%	3/13/2048	3,943		4,036
Fnma Tba 3.5% Feb 30Yr	3.50%	2/13/2048	7,097		7,276
Fnma Tba 3.0% Feb 30Yr	3.00%	2/13/2048	4,337		4,332
Fnma Tba 3.0% Jan 15Yr	3.00%	1/17/2033	7,334		7,470
Woodside Finance Ltd	8.75%	3/1/2019	315		338

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Wells Fargo & Company Sr Unsec	3.55%	9/29/2025	1,341		1,377
Wells Fargo & Company Sr Unsec	2.47%	1/24/2023	1,183		1,207
Verizon Communicationssr Unsec	3.50%	11/1/2024	2,997		3,055
Ubs Group Funding Switze Sr Unsec 144A	2.86%	8/15/2023	2,760		2,731
Toronto-Dominion Bank Sr Unsec	2.13%	4/7/2021	1,104		1,094
Toronto-Dominion Bank Sec 144A	2.25%	3/15/2021	1,104		1,098
Telstra Corp Ltd Nt 144A	4.80%	10/12/2021	237		254
Tech Data Corp Sr Unsec	3.70%	2/15/2022	710		713
Synchrony Financial Sr Unsec	2.61%	2/3/2020	1,577		1,600
Svenska Handelsbanken Ab Unsec	2.40%	10/1/2020	1,971		1,974
Sprint Spectrum / Spec I Sec 144A	3.36%	3/20/2023	518		522
Societe Generale Sr Unsec 144A	2.63%	9/16/2020	1,735		1,740
Santander Uk Group Hldgs Sr Unsec	2.88%	8/5/2021	1,656		1,654
Royal Bank Of Canada Covered	2.20%	9/23/2019	789		788
Royal Bank Of Canada	1.88%	2/5/2020	1,735		1,721
Ppl Wem Holdings Plc Sr Unsec 144A	5.38%	5/1/2021	710		761
Oracle Corp Sr Unsec	2.95%	11/15/2024	1,577		1,590
Nissan Motor Acceptance Sr Unsec 144A	2.15%	9/28/2020	315		313
Nissan Motor Acceptance Sr Unsec 144A	2.25%	1/13/2020	1,577		1,575
New York Life Global Fdg Sec 144A	2.00%	4/13/2021	315		311
New York Life Global Fdg 144A	1.95%	2/11/2020	1,656		1,646
Nationwide Bldg Society Sr Unsec 144A	2.45%	7/27/2021	867		861
National Australia Bk/Ny Sr Unsec	1.88%	7/12/2021	2,129		2,085
Metlife Inc Sr Unsec A	6.82%	8/15/2018	1,577		1,624
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Massmutual Global Fundin Sec 144A	2.00%	4/15/2021	1,301		1,282
Mufg Americas Hldgs Corp Sr Unsec	2.25%	2/10/2020	1,498		1,491
Lloyds Banking Group Plc Sr Unsec	2.91%	11/7/2023	1,104		1,096
Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	1,341		1,390
Jackson Natl Life Global Sec 144A	2.25%	4/29/2021	394		390
Jpmorgan Chase & Co Sr Unsec	3.13%	1/23/2025	4,889		4,921
Iberdrola Fin Ireland Co Gtd 144A	5.00%	9/11/2019	790		823
Ing Bank Nv Covered Sec 144A	2.63%	12/5/2022	1,065		1,067
Hsbc Holdings Plc Sr Unsec	5.10%	4/5/2021	2,997		3,221
Guardian Life Glob Sec 144A	2.00%	4/26/2021	1,577		1,546
Goldman Sachs Group Inc Sr Unsec	3.50%	1/23/2025	4,495		4,570
Goldman Sachs Group Inc Sr Unsec	2.91%	6/5/2023	473		470
General Motors Finl Co Sr Unsec	2.35%	10/4/2019	315		315
General Electric Co Sr Unsec	2.70%	10/9/2022	4,731		4,727
Enterprise Products Oper Co Gtd	6.50%	1/31/2019	631		659
Energy Transfer Partners Sr Unsec	4.15%	10/1/2020	902		932
Enbridge Inc Sr Unsec	1.75%	1/10/2020	1,262		1,264
Electricite De France Sr Unsec 144A	2.15%	1/22/2019	473		473
Electricite De France Nt 144A	6.50%	1/26/2019	1,341		1,403
Dominion Energy Gas Hldg Llc Sr Unsec	2.80%	11/15/2020	1,065		1,073
Deutsche Bank Ag Sr Unsec	4.25%	10/14/2021	1,104		1,150
Daimler Finance Na Llc Sr Unsec 144A	1.50%	7/5/2019	1,656		1,637
Crown Castle Towers Llc Co Gtd 144A	4.88%	8/15/2040	710		743
Rabobank Nederland Nt	4.50%	1/11/2021	3,154		3,345

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Commonwealth Bank Aust 144A	1.75%	11/7/2019	1,735		1,718
Caterpillar Finl Service Sr Unsec Mtn	1.90%	3/22/2019	1,183		1,181
Sky Plc Sr Unsec 144A	2.63%	9/16/2019	426		427
Bnp Paribas Sr Unsec 144A	2.95%	5/23/2022	946		949
Barclays Plc Sr Unsec	3.20%	8/10/2021	1,104		1,111
Banque Fed Cred Mutuel Sr Unsec 144A	2.00%	4/12/2019	789		786
Bank Of Nova Scotia Sec	1.88%	4/26/2021	3,470		3,404
Bank Of America	3.42%	12/20/2028	1,420		1,422
Bank Of America Corp Sr Unsec	4.00%	4/1/2024	1,577		1,669
Bp Capital Markets Plc Co Gtd	4.74%	3/11/2021	1,971		2,112
Aviation Capital Group Nt 144A	7.13%	10/15/2020	1,183		1,319
American Tower Corp Sr Unsec	5.90%	11/1/2021	473		524
Aig Inc	6.40%	12/15/2020	867		962
American Honda Finance Sr Unsec	1.74%	11/5/2021	2,366		2,369
At&T Inc Sr Unsec	3.40%	5/15/2025	1,341		1,320
Bab Ut St-B	3.54%	7/1/2025	1,617		1,687
Univ Of Pittsburgh Pa	2.32%	9/15/2021	1,814		1,813
Port Seattle-Txbl-B1	7.00%	5/1/2019	1,577		1,678
Ny St Urban Dev-B	2.10%	3/15/2022	3,154		3,142
Nys Twy-Txb-B-Babs	5.45%	4/1/2025	1,341		1,525
Met Trn Auth-A2-Babs	5.36%	11/15/2023	473		536
Kfw Sr Unsec	1.50%	2/6/2019	1,143		1,138
Industry Pub Facs-A	4.34%	7/1/2024	789		843
European Investment Bank Sr Unsec	2.00%	3/15/2021	1,774		1,763

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Cobb-Marietta Coliseu	2.55%	7/1/2021	986		992
	Vm Cash Ccp Cme Rdr Usd	0.01%	12/31/2060	59		59
	U S Treasury Repo	1.50%	1/3/2018	61,746		61,746
	U S Treasury Repo	1.68%	1/2/2018	28,231		28,231
	U S Treasury Repo	1.67%	1/2/2018	23,657		23,657
	U S Tips Repo	1.69%	1/2/2018	9,700		9,700
	Irs Usd 1.25000 12/21/16-2Y Cme	1.25%	12/21/2018	28,152		(170)
	Irs Usd 1.25000 06/15/16-2Y Cme	1.25%	6/15/2018	35,644		(74)
*	Collective Us Govt Stif 15 Bps	—%	12/1/2030	412		412
	U S Treasury Note	1.00%	11/30/2018	7,176		7,126
	Scslc 2005 A3 3Mlib+14Bp	1.62%	12/1/2023	294		294
	Slma 2006-6 A3 3Mlib+11Bp	1.48%	10/27/2025	392		391
	Slma 2006-5 A5 3Mlib+11Bp	1.48%	1/25/2027	365		365
	Slma 2007-1 A5 3Mlib+9	1.46%	1/26/2026	494		494
	Slma 2006-8 A5 3Mlib+11Bp	1.48%	1/27/2025	1,726		1,723
	Slma 2005-9 A6 3Mlib+55Bp	1.92%	10/26/2026	1,228		1,232
	Slma 2005-8 A4 3Mlib	1.92%	1/25/2028	2,395		2,407
	Slma 2005-7 A4 3Mlib+15Bp	1.52%	10/25/2029	1,406		1,398
	Slma 2005-6 A5A 3Mlib+11Bp	1.48%	7/27/2026	161		161
	Slma 2005-3 A5	1.46%	10/25/2024	441		440
	Slclt 2007-1 A4 3Mlib+6Bp	1.48%	5/15/2029	1,164		1,153
	Nordea Bank Ab Sr Unsec Frn 144A	2.44%	9/17/2018	946		951
	Navsl 2015-3 A1 1Mlib+32Bp	1.87%	7/25/2030	160		161
	Navsl 2015-1 A1 1Mlib+30Bp	1.85%	9/26/2022	104		104

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Jackson Natl Life Global Sec 144A	1.88%	10/15/2018	1,025		1,024
Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	96		105
Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	102		113
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	232		254
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	738		811
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	122		134
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	247		272
Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	96		106
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	9		10
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	338		374
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	189		209
Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	244		267
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	408		451
Fnma Pass Thru 30Yr #804303	5.50%	11/1/2034	21		23
Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	17		19
Fn Arm 793029 Us0006M+158.2 10.869	3.05%	7/1/2034	538		559
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	15		16
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	212		234
Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	216		237
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	18		20
Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	277		303
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	67		73
Fnma Pass Thru 20Yr #256600	5.50%	2/1/2027	1		2
Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	432		474

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fed Home Ln Mtge Glbl Nt (500Mm)	1.15%	9/14/2018	1,893		1,885
Fh Arm 1Q1534 H15T1Y+223.3 10.15	3.13%	6/1/2037	703		741
Chait 2015-A5 A	1.36%	4/15/2020	789		791
Net Unsettled Trades					(125,725)
Interest And Dividends Accrued/Receivable					1,507
Broker Cash Collateral Received					(24)
Centrally Cleared Swaps (Due To) / Due From Broker					(573)
Wrapper					(78)
Fair value of contract					314,269

Nationwide: STA_CIT_IP_0616
Aeptc 2012-1 A2	1.98%	6/1/2020	5,047		4,302
Bank 2017-Bnk4 A1	2.00%	2/15/2022	3,312		2,958
Comm 2014-Cr14 A2	3.15%	1/10/2019	3,903		3,947
Comet 2015-A1 A	1.39%	3/15/2018	4,731		4,732
Comet 2017-A1 A1	2.00%	3/16/2020	3,943		3,922
Carmx 2016-2 A3	1.52%	10/15/2019	3,785		3,772
Chait 2015-A7 A7	1.62%	7/16/2018	4,101		4,100
Chait 2016-A4 A4	1.49%	7/15/2020	6,940		6,825
Cgcmt 2016-Gc36 A1	1.61%	11/10/2020	6,782		5,180
Duk 1.731 09/01/22	1.73%	9/1/2022	8,674		8,540
Fnr 2011-87 Ja	3.00%	1/25/2024	9,187		1,900
Fnr 2011-98 Ae	2.50%	6/25/2021	12,775		2,042
Fnr 2011-132 A	3.00%	4/25/2022	12,617		2,326

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Fnr 2013-79 Va	3.50%	3/25/2024	12,302		8,178
Fnr 2015-48 Db	3.00%	4/25/2022	4,731		2,921
Fhr 3774 Ab	3.50%	7/15/2020	14,557		1,356
Fhr 3856 Ea	3.00%	8/15/2018	5,489		86
Fhr 3920 Ab	3.00%	3/15/2021	13,248		2,065
Fhr 3970 Da	3.00%	12/15/2021	8,359		1,235
Fhr 3979 Gd	3.00%	9/15/2022	5,520		1,127
Fhr 4039 Me	2.00%	2/17/2026	7,886		2,077
Fhr 4272 Yg	2.00%	10/16/2023	7,886		2,377
Fhr 4297 Ca	3.00%	4/15/2024	10,252		5,146
Fhr 4486 Jn	2.00%	2/15/2024	4,731		2,727
Fhr 4504 Dn	3.00%	7/15/2025	10,409		5,862
Fnr 2010-99 Dp	3.00%	5/26/2020	24,840		1,398
Fordo 2015-C A3	1.41%	11/15/2018	1,924		1,063
Gmalt 2015-3 A3	1.69%	6/20/2018	3,706		2,137
Gnr 2010-151 Dq	4.00%	8/20/2020	9,700		1,366
Gnr 2011-51 Lx	4.00%	7/20/2018	3,154		289
Gnr 2011-133 Na	3.50%	11/21/2022	25,454		6,312
Gnr 2011-160 A	3.00%	11/20/2020	10,252		1,547
Gnr 2013-41 Pa	2.50%	9/20/2023	8,990		4,347
Gnr 2013-124 Cp	2.50%	1/22/2024	6,703		2,159
Gnr 2014-140 Mv	4.00%	7/20/2021	3,154		2,614
Gnr 2015-16 Gm	2.00%	4/20/2026	9,778		5,637
Jpmbb 2013-C12 A2	2.42%	6/15/2018	4,731		2,761

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Jpmbb 2015-C33 A1	1.90%	10/15/2020	4,925		3,187
Jdot 2015-B A3	1.44%	11/15/2018	4,337		2,445
Jdot 2017-A A3	1.78%	4/15/2020	2,918		2,906
Msbam 2015-C26 A1	1.59%	9/15/2020	4,258		2,977
Msbam 2013-C11 A2	3.09%	8/15/2018	4,132		2,620
Narot 2016-C A3	1.18%	11/15/2019	2,681		2,655
Taot 2015-C A3	1.34%	8/15/2018	4,101		1,608
Ubscm 2012-C1 A3	3.40%	3/10/2022	5,441		5,444
T 0 3/4 08/15/19	0.75%	8/15/2019	550		542
T 0 7/8 10/15/18	0.88%	10/15/2018	170		170
T 1 03/15/19	1.00%	3/15/2019	1,380		1,370
T 0 7/8 05/15/19	0.88%	5/15/2019	1,263		1,248
T 1 11/15/19	1.00%	11/15/2019	11,007		10,844
T 1 1/8 06/15/18	1.13%	6/15/2018	2,587		2,584
Wfrbs 2013-C17 A2	2.92%	11/15/2018	2,681		2,702
Woart 2016-B A3	1.30%	8/17/2020	3,943		3,901
Fair value of contract					168,536

Reinsurance Group of America Contract No. RGA00084
Cash	0.63%		7,478		7,478
Time Warner, Inc. 4.70 01/15/2021	4.70%	1/15/2021	2,918		3,145
Charter Communications, Inc. 4.00 09/01/2021	4.00%	9/1/2021	1,498		1,563
General Electric Co. 4.65 10/17/2021	4.65%	10/17/2021	2,760		2,998
Union Pacific Corp. 4.163 07/15/2022	4.16%	7/15/2022	1,419		1,549

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Cigna Corp. 4.00 02/15/2022	4.00%	2/15/2022	2,934		3,108
Equity Residential 4.625 12/15/2021	4.63%	12/15/2021	2,366		2,539
Jpmorgan Chase & Co. 4.50 01/24/2022	4.50%	1/24/2022	710		773
Twenty-First Century Fox, Inc. 4.50 02/15/2021	4.50%	2/15/2021	710		762
Comcast Corp. 3.125 07/15/2022	3.13%	7/15/2022	1,498		1,557
Chase Issuance Trust 1.58 08/16/2021	1.58%	8/16/2021	1,577		1,565
Cox Enterprises, Inc. 3.25 12/15/2022	3.25%	12/15/2022	1,577		1,582
Dowdupont 3.00 11/15/2022	3.00%	11/15/2022	2,366		2,387
Macy's, Inc. 2.875 02/15/2023	2.88%	2/15/2023	1,893		1,797
Royal Dutch Shell Plc 2.25 01/06/2023	2.25%	1/6/2023	1,577		1,567
Wells Fargo & Co. 3.45 02/13/2023	3.45%	2/13/2023	1,498		1,546
Dominion Energy, Inc. 2.75 03/15/2023	2.75%	3/15/2023	1,538		1,543
Boston Properties, Inc. 3.125 09/01/2023	3.13%	9/1/2023	2,287		2,328
Jpmorgan Chase & Co	3.38%	5/1/2023	3,075		3,143
Relx Plc 3.125 10/15/2022	3.13%	10/15/2022	1,341		1,359
Ford Motor Credit Co. Llc 4.375 08/06/2023	4.38%	8/6/2023	3,706		3,967
Capital One Financial Corp. 3.50 06/15/2023	3.50%	6/15/2023	1,498		1,527
Burlington Northern Santa Fe Llc 3.75 04/01/2024	3.75%	4/1/2024	1,577		1,684
Barclays Plc 4.375 09/11/2024	4.38%	9/11/2024	1,498		1,555
Bank Of America Corp. 4.20 08/26/2024	4.20%	8/26/2024	3,470		3,704
Kinder Morgan, Inc. 4.30 06/01/2025	4.30%	6/1/2025	3,706		3,873
Cox Enterprises, Inc. 3.85 02/01/2025	3.85%	2/1/2025	2,208		2,294
Allergan Plc 3.80 03/15/2025	3.80%	3/15/2025	789		811
At&T, Inc. 3.40 05/15/2025	3.40%	5/15/2025	4,258		4,204

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
Crh Plc 3.875 05/18/2025	3.88%	5/18/2025	1,498		1,571
Medtronic Plc 3.50 03/15/2025	3.50%	3/15/2025	1,577		1,652
Hsbc Holdings Plc 4.25 08/18/2025	4.25%	8/18/2025	2,997		3,154
Bnp Paribas Sa 4.375 09/28/2025	4.38%	9/28/2025	2,997		3,164
Exelon Corp. 3.15 10/15/2025	3.15%	10/15/2025	1,490		1,511
Capital One Financial Corp. 4.20 10/29/2025	4.20%	10/29/2025	789		817
Zoetis, Inc. 4.50 11/13/2025	4.50%	11/13/2025	1,538		1,685
Anheuser-Busch Inbev Sa/Nv 3.65 02/01/2026	3.65%	2/1/2026	1,538		1,610
Conocophillips 4.95 03/15/2026	4.95%	3/15/2026	2,760		3,172
Bayerische Motoren Werke Ag 2.80 04/11/2026	2.80%	4/11/2026	1,577		1,551
Lloyds Banking Group Plc 4.582 12/10/2025	4.58%	12/10/2025	1,459		1,533
Fannie Mae 4.50 08/01/2040	4.50%	8/1/2040	6,038		6,495
Abbott Laboratories 2.90 11/30/2021	2.90%	11/30/2021	1,498		1,519
Charter Communications, Inc. 4.908 07/23/2025	4.91%	7/23/2025	2,129		2,309
Wells Fargo & Co. 2.15 12/06/2019	2.15%	12/6/2019	1,971		1,971
Fannie Mae 3.50 02/01/2037	3.50%	2/1/2037	13,344		13,883
The Sherwin-Williams Co. 3.45 06/01/2027	3.45%	6/1/2027	2,366		2,410
American Express Master Trust 1.64 12/15/2021	1.64%	12/15/2021	4,662		4,641
Fannie Mae 3.154 07/01/2047	3.16%	7/1/2047	7,401		7,545
U.S. Treasury Note/Bond 1.25 05/31/2019	1.25%	5/31/2019	71,682		71,162
Freddie Mac Gold 4.50 09/01/2044	4.50%	9/1/2044	12,036		12,860
Fannie Mae 3.177 07/01/2047	3.18%	7/1/2047	5,855		5,982
Fannie Mae 4.50 01/01/2043	4.50%	1/1/2043	12,298		13,223
Freddie Mac 3.207 05/01/2047	3.21%	5/1/2047	1,180		1,202

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

		Interest	Maturity	Number of	Cost	Current
	Identity of issue	rate	date	shares/units	value**	value
	Freddie Mac Gold 4.50 07/01/2045	4.50%	7/1/2045	9,181		9,826
	Fannie Mae 4.50 06/01/2047	4.50%	6/1/2047	12,412		13,271
	Fannie Mae 3.187 06/01/2047	3.19%	6/1/2047	5,827		5,945
	Freddie Mac 3.284 07/01/2047	3.28%	7/1/2047	1,996		2,036
	Fannie Mae 4.50 04/01/2047	4.50%	4/1/2047	6,415		6,859
	Verizon Communications, Inc. 3.376 02/15/2025	3.38%	2/15/2025	3,456		3,512
	Exelon Corp. 2.95 08/15/2027	2.95%	8/15/2027	789		788
	Freddie Mac Gold 4.50 04/01/2047	4.50%	4/1/2047	9,919		10,585
	Ford Credit Auto Owner Trust 2015-Rev2 2.44 01/15/2027	2.44%	1/15/2027	5,410		5,435
	Fannie Mae 2.957 10/01/2047	2.96%	10/1/2047	1,719		1,749
	Unitedhealth Group, Inc. 2.95 10/15/2027	2.95%	10/15/2027	2,366		2,371
	Fannie Mae 3.092 10/01/2047	3.09%	10/1/2047	1,623		1,651
	Toyota Auto Receivables Owner Trust 1.93 01/18/2022	1.93%	1/18/2022	5,471		5,443
	Anthem, Inc. 2.95 12/01/2022	2.95%	12/1/2022	1,577		1,583
	Bank Of America Corp. 3.004 12/20/2023	3.00%	12/20/2023	598		600
	U.S. Treasury Inflation Indexed 0.125 04/15/2021	0.13%	4/15/2021	2,273		2,265
	U.S. Treasury Inflation Indexed 0.125 04/15/2020	0.13%	4/15/2020	3,331		3,325
	Freddie Mac Gold 4.50 10/01/2047	4.50%	10/1/2047	2,479		2,656
	Wrapper					(104)
	Fair value of contract					314,326
	Total synthetic GICs (including wrapper contracts)					1,891,232
	Total investment					35,635,711

*	Loans receivables from participants

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2017

	Interest	Maturity	Number of	Cost	Current
Identity of issue	rate	date	shares/units	value**	value
190 loans carrying an interest rate of 4.25% to 5.25% with maturity through 2033					1,380,174
Total					$37,015,885

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Citi Retirement Savings Plan for Puerto Rico

By: /s/ J. Michael Murray
J. Michael Murray
Global Head of Human Resources

Date: June 11, 2018